Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

FP-EF HOLDING CORPORATION,

FP-EF CORPORATION

and

EF JOHNSON TECHNOLOGIES, INC.

dated as of

May 15, 2010

TABLE OF CONTENTS

i

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 15, 2010, by and among FP-EF Holding Corporation, a Delaware corporation (“Parent”); FP-EF Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and EF Johnson Technologies, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company each have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the acquisition of the Company by Merger Sub by means of a merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of the Company’s Common Stock (such issued and outstanding shares of the Company’s Common Stock being the “Shares”), other than Dissenting Shares, Shares owned by Parent or any of its Subsidiaries, and any shares of Common Stock held in the treasury of the Company, will be converted into the right to receive the Merger Consideration.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, upon the terms and subject to the conditions of this Agreement, the parties to this Agreement agree as follows:

ARTICLE I

THE MERGER

Section 1.1             The Merger.  Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation.  The Company as the surviving corporation after the Merger is referred to in this Agreement as the “Surviving Corporation.”

Section 1.2             Closing.  The closing of the Merger (the “Closing”) shall take place on a date to be specified by the parties to this Agreement, which shall be no later than the fifth Business Day after the satisfaction or waiver of all of the conditions set forth in Article VII (the “Closing Date”), at the offices of Haynes and Boone LLP, 2323 Victory Avenue, Suite 700, Dallas, Texas 75219, unless another date or place is agreed to in writing by the parties to this Agreement.

Section 1.3             Effective Time.  The parties to this Agreement shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) on the Closing Date (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by Parent and the Company, being the “Effective Time”).

Section 1.4             Effect of the Merger.  The Merger shall have the effects set forth in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises and authority of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5             Certificate of Incorporation; Bylaws.

(a)           At the Effective Time, the certificate of incorporation of Merger Sub shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and applicable Law (except that the name of the Surviving Corporation shall be “EF Johnson Technologies, Inc.”).

(b)           At the Effective Time, the bylaws of Merger Sub shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and applicable Law (except that the name of the Surviving Corporation shall be “EF Johnson Technologies, Inc.”).

Section 1.6             Directors and Officers of the Surviving Corporation.  The directors of Merger Sub immediately before the Effective Time will be the initial directors of the Surviving Corporation and the officers of the Company immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.1             Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of Shares or securities of Parent or Merger Sub:

(a)           Each Share issued and outstanding immediately before the Effective Time (other than any Shares to be cancelled pursuant to Section 2.1(b) and any Dissenting Shares) will be cancelled and extinguished and be converted into the right to receive $1.05 in cash payable to the holder of such Share, without interest (the “Merger Consideration”), without interest.  All such Shares, when so converted, will no longer be outstanding and will be automatically cancelled, retired and cease to exist.  Each holder of a Share or Shares will cease to have any rights with respect to such Share or Shares, except the right to receive the Merger Consideration for such Share or Shares upon surrender of the certificate formerly representing such Share or Shares (a “Certificate”) or, in the case of uncertificated shares of Common Stock (the “Uncertificated Shares”), the book entry transfer of such Share or Shares upon receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request), each in the manner provided in Section 2.2.

(b)           Each Share held in the treasury of the Company and each Share owned by Parent or any direct or indirect wholly-owned Subsidiary of Parent immediately before the Effective Time will be cancelled and extinguished, and no payment or other consideration will be made with respect to such Shares.

(c)           Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately before the Effective Time will thereafter represent one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

Section 2.2             Payment; Surrender of Shares; Stock Transfer Books.

(a)           Before the Effective Time, Merger Sub shall designate, at its election, the Company’s transfer agent or another bank or trust company reasonably acceptable to the Company to act as agent for the holders of Shares in connection with the Merger (the “Paying Agent”) to receive the funds necessary to make the payments contemplated by Section 2.1(a).  Promptly after the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, with the Paying Agent in a separate account for the benefit of holders of Shares (as defined below) (the “Payment Fund”) the aggregate consideration to which such holders shall be entitled at the Effective Time pursuant to Section 2.1(a), as applicable.  If for any reason the cash in the Payment Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Parent hereunder pursuant to Section 2.1(a), Parent shall promptly deposit cash into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(b)           As soon as reasonably practicable after the Effective Time and in any event no later than two (2) Business Days following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Shares which were converted into the right to receive the Merger Consideration pursuant to Section 2.1(a) (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Shares will pass, only upon delivery of the Certificate or Certificates representing such Shares to the Paying Agent or, with respect to Uncertificated Shares, transfer of the Uncertificated Shares to Paying Agent, and will be in such form and have such other provisions as the Company and Merger Sub may reasonably specify) and (ii) instructions for use in surrendering Certificates or transferring the Uncertificated Shares in exchange for the Merger Consideration.  Each holder of a Certificate or Certificates or Uncertificated Shares may thereafter until the first anniversary of the Effective Time surrender any such Certificate or Certificates to the Paying Agent under cover of the letter of transmittal or transfer any such Uncertificated Shares by book entry transfer of such Uncertificated Shares upon receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request).  Upon delivery of a valid and properly completed letter of transmittal and the surrender of Certificates on or before the first anniversary of the Effective Time, Parent shall cause the Paying Agent to pay the holder of such Certificates, in exchange for the Certificates, cash in an amount equal to the Merger Consideration, without interest, multiplied by the number of Shares represented by such Certificate.  Until so surrendered, each Certificate (other than Certificates representing Dissenting Shares, Shares held by Parent or any direct or indirect wholly-owned Subsidiary of Parent, and Shares held in the treasury of the Company) will represent solely the right to receive the aggregate Merger Consideration relating to the Shares represented by such Certificates.

(c)           If payment of the Merger Consideration in respect of cancelled Shares is to be made to a Person other than the Person in whose name a surrendered Certificate or the transferred Uncertificated Share is registered, it will be a condition to such payment that (i) either the Certificate so surrendered will be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid any transfer or such Uncertificated Share shall be properly transferred and (ii) other Taxes required by reason of such payment in a name other than that of the registered holder of the Certificate or Uncertificated Share surrendered or shall have established to the satisfaction of Merger Sub or the Paying Agent that such Tax either has been paid or is not applicable.  The Merger Consideration paid upon the surrender for exchange of Certificates or transfer of Uncertificated Shares in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates or such Uncertificated Shares, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions, in each case with a record date (i) prior to the Effective Time that may have been declared or made by the Company on such Shares in accordance with the terms of this Agreement or (ii) prior to the date of this Agreement, and in each case which remain unpaid at the Effective Time.

(d)           At the Effective Time, the stock transfer books of the Company will be closed and there will not be any further registration of transfers of any shares of the Company’s capital stock thereafter on the records of the Company.  From and after the Effective Time, the holders of Shares will cease to have any rights with respect to any such Shares, except as otherwise provided for in this Agreement or by applicable Law.  If, after the Effective Time, Certificates are presented to the Surviving Corporation, they will be cancelled and exchanged for Merger Consideration as provided in this Article II.  No interest will accrue or be paid on any cash payable upon the surrender of a Certificate or Certificates which immediately before the Effective Time represented the Shares or transfer of Uncertificated Shares.

(e)           Promptly following the date which is one year after the Effective Time, the Surviving Corporation will be entitled to require the Paying Agent to deliver to it any cash (including any interest received with respect to such cash), which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Uncertificated Shares, and thereafter such holders will be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or similar Laws) only as general creditors of the Surviving Corporation with respect to the Merger Consideration payable upon due surrender of their Certificates or transfer of their Uncertificated Shares, without any interest on such Merger Consideration.  Notwithstanding the foregoing, neither Parent, the Surviving Corporation nor the Paying Agent will be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)            Notwithstanding any provision in this Agreement to the contrary, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement, such amounts as are required to be withheld or deducted under the Code, the rules and regulations promulgated thereunder, or any other provision of U.S. federal, state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity by Parent, the Surviving Corporation or the Paying Agent, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

Section 2.3             Treatment of Stock Plans.

(a)           At the Effective Time, each then-outstanding and unexercised option (the “Options”) to purchase shares of the Company’s Common Stock under a Stock Plan, whether vested or unvested, shall be cancelled and converted into and shall become a right to receive, in settlement thereof, a cash payment, without interest, equal to the product of (i) the excess, if any, of the Merger Consideration over the per share exercise price of the Option and (ii) the number of shares of the Company’s Common Stock subject to such Option not previously exercised, whether or not then vested and exercisable; provided that any Options for which the per share exercise price equals or exceeds the Merger Consideration shall be cancelled without any payment in respect thereof (the “Option Consideration”).

(b)           At the Effective Time, each restricted stock unit (a “RSU”) under a Stock Plan, whether vested or unvested, shall be cancelled and converted into the right to receive, in settlement thereof, for each share of the Company’s Common Stock subject to such RSU, a cash payment, without interest, equal to the Merger Consideration (the “RSU Consideration”).

(c)           At the Effective Time, each Company Stock-Based Award outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, become fully vested and no longer subject to any restrictions immediately prior to, and then shall be cancelled automatically at the Effective Time and shall thereafter represent, and shall be converted into, only the right to receive an amount of cash, without interest, equal to the product of (1) the Merger Consideration (or, if the Company Stock-Based Award provides for payments to the extent the value of the Shares exceeds a specified reference price, the amount, if any, by which the Merger Consideration exceeds such reference price) and (2) the number of Shares subject to such Company Stock-Based Award (the “Company Stock-Based Award Consideration”).

(d)           All amounts payable pursuant to this Section 2.3 shall be subject to any required withholding of Taxes and shall be paid without interest.  Parent will, or will cause the Surviving Corporation to, pay to holders of the Options, RSUs and the Company Stock-Based Awards the Option Consideration, the RSU Consideration or the Company Stock-Based Award Consideration, as applicable, as soon as practicable after the Effective Time and in any case no later than the second payroll of the Company which follows the Effective Time, unless required to be paid sooner by applicable Law.

(e)           Prior to the Effective Time, the Company shall obtain all necessary consents or releases from the holders of Options, RSUs and all other Company Stock-Based Awards under the Stock Plans and take all such other lawful action as may be necessary (which include satisfying the requirements of Rule 16b-3(e) promulgated under the Exchange Act, without incurring any liability in connection therewith) to provide for and give effect to the transactions contemplated by this Section 2.3.  Except as otherwise agreed to in writing by the parties, (i) the Stock Plans will terminate as of the Effective Time, and (ii) the Company shall assure that following the Effective Time, no participant in any Stock Plan shall have any right under any such Stock Plan to acquire the capital stock of the Company or the Surviving Corporation.

Section 2.4             Dissenting Shares.

(a)           Shares that are issued and outstanding immediately prior to the Effective Time and which are held by holders who have not voted in favor of or consented to the Merger and who have properly demanded and perfected their rights to be paid the fair value of such Shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and the holders thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if any such stockholder of the Company shall fail to perfect or shall effectively waive, withdraw or lose such stockholder’s rights under Section 262 of the DGCL, such stockholder’s Shares in respect of which the stockholder would otherwise be entitled to receive fair value under Section 262 of the DGCL shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration as provided in Section 2.1(a), without any interest thereon, upon surrender of the Certificate or Certificates representing such Shares pursuant to Section 2.2.

(b)           The Company shall give Parent (i) prompt notice of any notice received by the Company of the intent of any holder of Shares to demand the fair value of any Shares, any written demand for appraisal, any withdrawals thereof and any instruments served pursuant to Section 262 of the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to the exercise of dissenters’ rights under Section 262 of the DGCL.  The Company shall not, except with the prior written consent of Parent or as otherwise required by an Order, make any payment with respect to any such exercise of dissenters’ rights or offer to settle or settle any such demands.

Section 2.5             Subsequent Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation, its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2.6             Adjustments.  If, during the period between the date hereof and the Effective Time, any change in the Shares or number of Shares specified in Section 3.4 shall occur, by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares or otherwise, or any stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of Options or the vesting of

RSUs, the Merger Consideration, and any other amounts payable pursuant to this Agreement, shall be appropriately adjusted.

Section 2.7             Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the Surviving Corporation or Paying Agent, the posting by such Person of a bond, in such reasonable amount as Parent, the Surviving Corporation or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent or the Surviving Corporation will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the letter from the Company, dated the date hereof, addressed to Parent and Merger Sub (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1             Organization.

(a)           Each of the Company and its Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b)           The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect.  The Company does not own any equity interests in any corporation or other entity, except for its Subsidiaries identified in Section 3.1 of the Company Disclosure Letter.

(c)           The Company has made available to Parent complete and correct copies of its certificate of incorporation and bylaws (the “Company Charter Documents”) and the articles of incorporation and bylaws (or comparable organizational documents) of each of the Company’s Subsidiaries (the “Subsidiary Documents”), in each case as amended to the date of this Agreement.  The Company Charter Documents and the Subsidiary Documents are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of their respective provisions.

Section 3.2             Authorization; Validity of Agreement; Company Action.

(a)           The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby (the “Transactions”).  The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the Board of Directors of the Company (the “Company Board”), and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Transactions, except that the consummation of the Merger requires the approval of the holders of a majority of the Common Stock (the “Stockholder Approval”).  This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery of this Agreement by Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)           Assuming the accuracy of the representation and warranty in Section 4.4, the affirmative vote of the holders of a majority of the outstanding Shares to adopt this Agreement is the only vote of the holders of any class or series of the Company’s capital stock that is necessary in connection with the consummation of the Merger and other Transactions.

(c)           At a meeting duly called and held, the Company Board unanimously adopted resolutions, which resolutions have not been subsequently rescinded, modified or withdrawn in any way, in which it (i) determined that this Agreement and the Transactions are fair to and in the best interests of the Company’s stockholders and declared this Agreement advisable, (ii) approved this Agreement and the Transactions, (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders, and (iv) resolved (subject to Section 5.2) to recommend to the Company’s stockholders that they adopt and approve this Agreement (such recommendation, the “Company Recommendation”).

Section 3.3             Consents and Approvals; No Violations.  Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), Section 721 of the Defense Production Act, as amended (or any successor or replacement thereof, and including the rules and regulations thereunder, “Exon-Florio”), the filing with the SEC of the Proxy Statement and the making of such other filings as may be required under the Exchange Act or by the rules of the Nasdaq Stock Market in connection with this Agreement, and the filing of the Certificate of Merger, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Transactions or compliance by the Company with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the Company Charter Documents or the Subsidiary Documents, (b) require any material filing with, or permit, authorization, consent or approval of, any transnational, domestic or foreign federal, state or local court, arbitral tribunal, administrative agency, or commission, other governmental, administrative or regulatory authority, department, governmental body, instrumentality, official or agency (a “Governmental Entity”), (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (d) violate any Order or Law applicable to the Company, any of its Subsidiaries or any of their properties or assets, except in the case of clause (d) where such violations, breaches or defaults would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.4             Capitalization.

(a)           The authorized capital stock of the Company consists of 3,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), and 50,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”).  As of the date of this Agreement, (i) no shares of Preferred Stock are issued and outstanding, (ii) 26,516,679 shares of Common Stock are issued and outstanding, (iii) 125,111 shares of Common Stock are issued and held in the treasury of the Company, and (iv) 4,316,299 shares of Common Stock are reserved for issuance under the Stock Plans in respect of outstanding and future awards.  Section 3.4(a) of the Company Disclosure Letter discloses, as of the date of this Agreement, (A) the number of shares subject to, the holder of, the vesting schedule and exercise price of each outstanding Option, (B) the number of shares subject to, the holder of and vesting schedule of each outstanding RSU, and (C) the number of shares subject to, the holder of, the vesting schedule and, if applicable, the exercise price of all other outstanding Company Stock-Based Awards.  All the outstanding shares of Common Stock are, and all shares of Common Stock which may be issued pursuant to the exercise of outstanding Options or the vesting of outstanding RSUs and other company Stock-Based Awards will be, when issued in accordance with the terms of the Options, RSUs or other Company Stock-Based Awards, duly authorized, validly issued, fully paid and non-assessable.  Except as set forth in this Section 3.4(a) and for changes resulting from the exercise of the Options, the issuance of shares of common stock to non-employee directors in lieu of board fees as described in Section 5.1(iii) of the Company Disclosure Letter, grants of stock appreciation rights to new hires pursuant to offer letters outstanding as of the date of this Agreement set forth in Section 5.1(iii) of the Company Disclosure Letter or vesting of RSUs or other Company Stock-Based awards outstanding as of the date hereof, there are no (x) shares of capital stock of the Company authorized, issued or outstanding, (y) existing options, warrants, calls, preemptive rights, subscription or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such share or equity interests, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment or (z) outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares, or the capital stock of the Company or of any Subsidiary or Affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity.  No Subsidiary of the Company owns any Shares.

(b)           With respect to the Options, (i) to the Company’s Knowledge, each grant of Options was duly authorized no later than the date on which the grant of such Options was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly delivered by the Company to the recipient, (ii) each such grant was made in accordance with the terms of the applicable Stock Plan of the Company, the Exchange Act and all other applicable Laws and rules or requirements or self regulatory authorities, including the rules of the Nasdaq Stock Market, (iii) to the Company’s Knowledge, the per share exercise price of each Option was no less than the fair market value of a share of the Company’s Common Stock on the applicable Grant Date and (iv) each such grant was properly accounted for in all material respects in accordance with the United States generally accepted accounting principles (“GAAP”) in the financial statements (including the related notes) of the Company and disclosed in all material respects in the Company SEC Documents in accordance with the Exchange Act and all other applicable Laws.  All Options, RSUs and Company Stock-Based Awards may, by their terms, be treated in accordance with Section 2.3, without the requirement of any consent or release from the holders of such Options, RSUs and Company Stock Based Awards.

(c)           All of the outstanding shares of capital stock of each of the Subsidiaries are owned beneficially or of record by the Company, directly or indirectly, and all such shares have been validly issued and are fully paid and nonassessable and are owned by either the Company or one of its Subsidiaries free and clear of any Encumbrances.

(d)           There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of the Subsidiaries.

Section 3.5             SEC Reports and Financial Statements.

(a)           The Company has timely filed with or furnished to the SEC, and has made available to Parent, true and complete copies of all forms, reports, schedules, statements and other documents required to be filed or furnished by it since January 1, 2007, under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) (as such documents have been amended since the time of their filing, collectively, the “Company SEC Documents”).  As of their respective dates, or if amended, as of the date of the last such amendment, the Company SEC Documents, including any financial statements or schedules included therein (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in the Company SEC Documents or necessary in order to make the statements in the Company SEC Documents, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, and the applicable rules and regulations of the SEC under the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the Nasdaq Global Market.  None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b)           Since January 1, 2007, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Global Market.

(c)           Each of the consolidated financial statements (including any notes thereto) included or incorporated by reference in the Company SEC Documents (the “Financial

Statements”) (w) has been prepared from, and is in accordance with, the books and records of the Company and its consolidated Subsidiaries, (x) complies in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect to such requirements, (y) has been prepared in accordance with GAAP, in all material respects, applied on a consistent basis during the periods involved (except as may be indicated in the Financial Statements or in the notes to the Financial Statements and subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of footnote disclosure), and (z) fairly presents in accordance with GAAP, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its consolidated Subsidiaries as of the date and for the periods referred to in the Financial Statements.

(d)           Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated under the Exchange Act)), where the result, purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s audited financial statements or other Company SEC Documents.

(e)           The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.  The management of the Company has, in material compliance with Rule 13a-15 under the 1934 Act, (i) designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and (ii) disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies in the design or operation of internal control over financial reporting (“Internal Controls”) which would adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in Internal Controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls.  Since the end of the period covered by its most recent annual report on Form 10-K, neither the chief executive officer nor the chief financial officer of the Company has become aware of, and neither the Company’s auditors nor the Company Board has been advised of, (i) any fact, circumstance or change that is reasonably likely to result in a “significant deficiency” or a “material weakness” (each as defined in Public Company Accounting Oversight Board Auditing Standard 2) in the Company’s Internal Controls or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls.

Section 3.6             Absence of Certain Changes.  From January 1, 2009 through the date of this Agreement, (a) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business, (b) there has not occurred any event, change or effect

(including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having, individually or in the aggregate, a Material Adverse Effect and (c) neither the Company nor any of its Subsidiaries has taken any actions that if taken after the date of this Agreement would be prohibited by Section 5.1, except in the cases of clauses (a) and (b) as disclosed in the Company’s Annual Report on Form 10-K as filed with the SEC on March 31, 2010 and Form 10-K/A as filed with the SEC on April 30, 2010, and in the case of clause (c) with respect to any action that would be prohibited by Section 5.1(ix).

Section 3.7             No Undisclosed Material Liabilities.  There are no material liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities or obligations disclosed and provided for in the balance sheet included in the Financial Statements or in the notes thereto and (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since December 31, 2009, or as expressly contemplated by this Agreement, none of which are material.

Section 3.8             Compliance with Laws and Court Orders.  The Company and each of its Subsidiaries is and, since January 1, 2009, has been in compliance with, and to the Knowledge of the Company, is not under investigation with respect to and has not been threatened to be charged with or given notice of any material violation of, any applicable Law or Order.  The Company and its Subsidiaries hold all material governmental licenses, authorizations, permits, consents, approvals, variances, exemptions and orders necessary for the operation of the businesses of the Company and its Subsidiaries, taken as a whole (the “Company Permits”).  The Company and each of its Subsidiaries is in material compliance with the terms of the Company Permits.

Section 3.9            Material Contracts.

(a)           Section 3.9(a) of the Company Disclosure Letter sets forth a true and complete list of each Contract of the Company or any of its Subsidiaries that is included within any of the following categories:

(i)            any Contract that would be required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K promulgated under the Exchange Act (other than this Agreement);

(ii)           any Contract containing covenants of the Company or any of its Subsidiaries not to compete in any line of business or industry or sell, supply or distribute any product or service, in each case, in any geographical area, or to hire any individual or group of individuals;

(iii)          any Contract which creates a partnership or joint venture or similar arrangement;

(iv)          any Contract under which any material Intellectual Property is licensed to or by the Company or its Subsidiaries, other than (i) contracts for commercially available software licensed to the Company and (ii) contracts entered into in the ordinary course of business under which the Company non-exclusively licenses Intellectual Property to its third party customers;

(v)           any Contract which grants a right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses;

(vi)          any Contract relating to Indebtedness or the guaranty of repayment of Indebtedness, except any such Contract with an aggregate outstanding principal amount not exceeding $1,000,000 and which may be prepaid on not more than 30 days’ notice without the payment of any penalty;

(vii)         any Contract for the sale of any of its assets after the date hereof (other than this Agreement or relating to the sale of Customer Offerings to its customers in the ordinary course of business consistent with past practices);

(viii)        any Contract constituting a collective bargaining agreement;

(ix)           any Contract that contains a put, call, right of first refusal or similar right pursuant to which the Company or any of its Subsidiaries would be required to purchase or sell, as applicable, any equity interests of any Person;

(x)            any settlement agreement or similar agreement with a Governmental Entity or Order to which the Company or any of its Subsidiaries is a party involving future performance by the Company or any of its Subsidiaries;

(xi)           any divestiture Contract that contains ongoing indemnification or other material obligations of the Company or any of its Subsidiaries;

(xii)          any lease, sublease or other Contract with respect to the Leased Real Property;

(xiii)         any Contract pursuant to which the Company or any of its Subsidiaries has granted most favored nation or preferred pricing to any third party and which obligations will be effective after the date of this Agreement;

(xiv)        any original equipment manufacturer, partnership, joint marketing, joint development or joint venture Contract; or

(xv)         any Contract under which the Company and/or its Subsidiaries are obligated to make payments in the future, or under which the Company and/or its Subsidiaries are entitled to receive payments in the future, in excess of $1,000,000 per annum or $2,000,000 during the life of the Contract (other than this Agreement and purchase orders for the purchase of inventory delivered in the ordinary course of business consistent with past practices).  Each such contract described in clauses (i)-(xv) is referred to herein as a “Material Contract.”

(b)           (i) Neither the Company nor any of its Subsidiaries is (and no other party is) in material default under any Material Contract, (ii) each of the Material Contracts is (A) in full force and effect, and, except as provided in this Agreement, upon consummation of the Merger, shall continue to be in full force and effect without penalty, acceleration, termination or repurchase right and (B) the valid, binding and enforceable obligation of the Company and its Subsidiaries, and, to the Knowledge of the Company, the other parties thereto, except that (x) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and (iii) the Company and its Subsidiaries have performed all respective material obligations required to be performed by them to date under the Material Contracts and are not (with or without the lapse of time or the giving of notice, or both) in material breach thereunder.  The Company has provided Parent or its representatives true and complete copies of each Material Contract, including all material amendments thereto.

Section 3.10           Information in Proxy Statement.  The proxy statement relating to the Special Meeting (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”) will not, at the date it is first mailed to the Company’s stockholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they are made, not misleading.  The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.  Notwithstanding anything to the contrary in this Section 3.10, no representation or warranty is made by the Company with respect to information contained or incorporated by reference in the Proxy Statement supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement.

Section 3.11           Litigation.  Section 3.11 of the Company Disclosure Letter lists each Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any officer, director or employee of the Company in such capacity.  There are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any officer, director or employee of the Company in such capacity, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries is a party or subject to or in default under any Order which would have, individually or in the aggregate, a Material Adverse Effect.

Section 3.12           Labor Matters.  (a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining, trade union or other labor union contract applicable to persons employed by the Company or any of its Subsidiaries, and to the Knowledge of the Company, there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit relating to any employee of the Company or any of its Subsidiaries; (b) there are no controversies, strikes, slowdowns or work stoppages pending or threatened between the Company or any of its Subsidiaries and any of their respective employees, and neither the Company nor any of its Subsidiaries has experienced any such controversy, strike, slowdown or work stoppage within the past five years; (c) neither the

Company nor any of its Subsidiaries has breached or otherwise failed to comply in any respect with the provisions of any collective bargaining, trade union or other labor union contract, and there are no grievances outstanding or threatened against the Company or any of its Subsidiaries under any such agreement or contract; (d) there are no unfair labor practice complaints pending or threatened against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Entity or any current union representation questions involving employees of the Company or any of its Subsidiaries; (e) to the Knowledge of the Company, the Company and each of its Subsidiaries are currently in compliance in all respects with all Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes; (f) there is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Entity in any jurisdiction in which the Company or any of its Subsidiaries has employed or currently employs any Person; (g) to the Knowledge of the Company, the Company has not misclassified any person as an independent contractor, temporary employee, leased employee, volunteer or any other servant or agent compensated other than through reportable wages as an employee of the Company or its Subsidiaries (each a “Contingent Worker”) and no Contingent Worker has been improperly excluded from any Company Plan and the Company does not employ or engage any volunteer workers, paid or unpaid interns or any other unpaid workers; and (h) the consent of, consultation of or the rendering of formal advice by any labor or trade union or any other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the transactions contemplated by this Agreement.

Section 3.13          Employee Compensation and Benefit Plans; ERISA.

(a)           Section 3.13(a) of the Company Disclosure Letter lists all compensation, benefit, fringe benefit and other plans, programs, arrangements or agreements (i) to which the Company or any of its Subsidiaries is a party or (ii) that are maintained, contributed to or sponsored by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries (the “Company Plans”).

(b)           With respect to each Company Plan, the Company has made available to Parent a current, accurate and complete copy thereof (or, if a plan is not written, a written description thereof) and, to the extent applicable, (i) any related trust or custodial agreement or other funding instrument, (ii) the most recent determination letter, if any, or opinion letter, if applicable, received from the Internal Revenue Service (the “IRS”), (iii) any current summary plan description or employee handbook, (iv) for the past three years (A) the Form 5500 and attached schedules, to the extent due and filed with the IRS, (B) audited financial statements, and (C) actuarial valuation reports, if any, and (v) copies of any correspondence from the IRS, SEC, Pension Benefit Guaranty Corporation or Department of Labor (or any agency thereof) relating to any material compliance issues with respect to any Company Plan.

(c)           Neither the Company nor any of its Subsidiaries has any express or implied commitment (i) to create, incur liability with respect to, or cause to exist, any other compensation, benefit, fringe benefit or other plan, program, arrangement or agreement or to enter into any contract or agreement to provide compensation or benefits, in each case for any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries or (ii) to modify, change or terminate any Company Plan, other than a modification, change or termination required by applicable Law.

(d)           Each document prepared in connection with a Company Plan is in material compliance with applicable Law.  Each Company Plan has been operated in material compliance with its terms and applicable Law.  The Company and each of its Subsidiaries has performed all obligations required to be performed by it under, is not in any material respect in default under or in violation of, and has no knowledge of any material default or material violation by any party to, any Company Plan.  To the Knowledge of the Company, no circumstance, fact or event exists that could result in any material default under or material violation of any Company Plan.

(e)           Neither the Company nor any of its Subsidiaries currently has, and at no time in the past has had, an obligation to contribute to a “multiemployer plan”, as defined in Section 3(37) of ERISA.

(f)            No Action (other than routine claims for benefits in the ordinary course) is pending or, to the Knowledge of the Company, threatened with respect to any Company Plan.

(g)           Neither any of the Company Plans, nor any other plan currently or previously maintained by the Company or any of its Subsidiaries, is subject to Title IV of ERISA.

(h)           For each Company Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), the Company either (i) has received a favorable determination letter from the IRS relating to the most recently completed IRS qualification cycle applicable to such Company Plan and covering all of the applicable qualification provisions on the IRS cumulative list of covered qualification requirements for the cycle, (ii) has received a prior determination letter for the Company Plan and has timely filed, or caused to be filed, an application for a determination letter for the most recently completed qualification cycle that the Company reasonably anticipates will result in the issuance by the IRS of a favorable determination letter for the Company Plan covering all the applicable qualification provisions on the IRS cumulative list, or (iii) is permitted to rely on an opinion letter issued by the IRS to a prototype sponsor of such Company Plan.  The Company or Subsidiaries, as applicable, have adopted by the applicable deadline all amendments to each Company Plan required by applicable Law.  No Company Plan that is intended to be qualified under Section 401(a) of the Code is currently under examination by the IRS or is the subject of any pending application under any applicable IRS voluntary correction program.  No amendment to a Company Plan has been adopted and, to the Knowledge of the Company, no operational defect exists that could adversely affect the qualified or tax exempt status of any Plan or that could result in the revocation of a trust’s exemption from United States federal income taxation.

(i)            None of the Company Plans provides for or promises medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former employee, officer, director or independent contractor of the Company or any or any of its Subsidiaries following termination of employment or service with the Company and its Subsidiaries (other than coverage mandated by applicable Law).

(j)            Except as provided in Section 2.3 hereof, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall (either alone or in connection with the termination of employment or service of any employee, officer, director or independent contractor following, or in connection with, the transactions contemplated hereby):  (i) entitle any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries to severance pay or benefits or any increase in severance pay or benefits upon any termination of employment or service with the Company or any of its Subsidiaries, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation pursuant to, any of the Plans to any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries or (iii) limit or restrict the right of the Parent, the Company or of any of its Subsidiaries, after the consummation of the transactions contemplated hereby, to merge, amend or terminate any of the Company Plans.  None of the Plans in effect immediately prior to the Closing would result separately or in the aggregate (including, without limitation, as a result of this Agreement or the transactions contemplated hereby) in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(k)           Each Company Plan that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been timely amended to comply and has been operated in material compliance with the requirements of Section 409A of the Code, and, to the Knowledge of the Company, the Company and its Subsidiaries have complied in practice and operation with all applicable requirements of Section 409A of the Code.  The Company’s federal income tax return is not under examination by the IRS with respect to any such nonqualified deferred compensation plan.  The Company has not maintained, sponsored, been a party to, participated in, or contributed to any plan, agreement or arrangement subject to the provisions of Section 457A of the Code.

(l)            The Company does not have any obligation to gross-up, indemnify or otherwise reimburse any person for any income, excise or other tax incurred by such person pursuant to any applicable federal, state, local or non-U.S. Law related to the collection and payment of taxes.

Section 3.14          Properties.

(a)           Neither the Company nor any of its Subsidiaries owns any real property.

(b)           Section 3.14(b) of the Company Disclosure Letter contains a true and complete list of all real property leased or subleased (whether as tenant or subtenant) by the Company or any Subsidiary of the Company (including the improvements thereon, the “Leased Real Property”).

(c)           The Company or one of its Subsidiaries has valid leasehold estates in all Leased Real Property free and clear of all Encumbrances, except Permitted Encumbrances.  The Company or one of its Subsidiaries has exclusive possession of each Leased Real Property, other than any use and occupancy rights granted to third-party owners, tenants or licensees pursuant to agreements with respect to such real property entered in the ordinary course of business.

(d)           (i) Each lease for the Leased Real Property is in full force and effect and is valid and enforceable in accordance with its terms, except that (x) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and (ii) there is no default under any lease for the Leased Property either by the Company or its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by the Company or its Subsidiaries thereunder.

(e)           (i) There are no pending or, to the Knowledge of the Company, threatened condemnation or eminent domain proceedings that affect any Leased Real Property, and (ii) the Company has not received any written notice of the intention of any Governmental Entity or other Person to take any Leased Real Property.

Section 3.15          Intellectual Property.

(a)           (i) The Company or one of its Subsidiaries exclusively owns all right, title, and interest in, or has the valid right to use, pursuant to a license, in each case, free and clear of all Encumbrances except nonexclusive licenses to customers entered into in the ordinary course of business, all Intellectual Property used in or otherwise required to operate the Company’s business as presently conducted (the “Company Intellectual Property”), and (ii) Section 3.15 of the Company Disclosure Letter lists all registrations and applications for Intellectual Property owned by the Company or one of its Subsidiaries.  As of the date hereof, (x) the Company has not received any written notice of any actual or threatened Actions alleging a violation, misappropriation or infringement of the Intellectual Property of any other Person, except for any of the foregoing that have since been resolved, (y) the operation of the business of the Company as currently conducted and as conducted during the prior seven (7) years does not violate, misappropriate or infringe the Intellectual Property of any other Person, and (z) to the Knowledge of the Company, no other Person has violated, misappropriated or infringed any material Intellectual Property owned by the Company or any of its Subsidiaries.

(b)           Except as set forth in Section 3.15(b) of the Company Disclosure Letter, with respect to material Company Intellectual Property owned by the Company or its Subsidiaries, no such Company Intellectual Property is scheduled to expire within five (5) years from the date of this Agreement and with respect to material Company Intellectual Property owned by a third party and licensed to or otherwise used by the Company or its Subsidiaries, Company’s (and its Subsidiaries’) right to use such Company Intellectual Property is not scheduled to expire or terminate within five (5) years from the date of this Agreement.

(c)           The Company has the valid right to access, use, develop, modify, copy, sell, license and support the Customer Offerings consistent with past practices, including the source code therefor and Intellectual Property therein, which right shall, subject to any consents required with respect to the Contracts listed in Section 3.15(c)(i) of the Company Disclosure Letter, continue unaffected upon the consummation of the transactions contemplated by this Agreement.  Except to the extent provided by the Contracts listed in Section 3.15(c)(ii) of the

Company Disclosure Letter, no source code or other confidential information owned by any Person is used in or embodied within any Company Products.

(d)           No software included as a part of any Company Products has been or is being distributed, in whole or in part, or was used, or is being used in conjunction with any Public Software in a manner which would require that such software or Company Products (excluding the original Public Software) (i) be disclosed or distributed in source code form, made available at no charge or otherwise licensed to third parties; or (ii) be decompiled, disassembled or otherwise reverse-engineered (except as required by Law).

(e)           The Company and each Subsidiary of the Company has taken commercially reasonable measures to protect the Company’s or such Subsidiary’s rights in the trade secrets owned by the Company or such Subsidiary, and for any trade secrets owned by any other Person that have been provided to the Company or such Company Subsidiary under Contract, the Company and such Company Subsidiaries are not in material breach of the terms of such Contract with respect to the confidentiality of such trade secrets.  The Company and each Subsidiary of the Company has, and enforces, a policy requiring all employees of the Company and each Company Subsidiary to execute Intellectual Property assignment and confidentiality agreements for the benefit of the Company or such Company Subsidiary, and (i) all current employees of the Company or such Company Subsidiary have executed such an agreement and (ii) all former employees of the Company or such Company Subsidiary who worked for the Company or any Subsidiary of the Company within the past three (3) years have executed such an agreement.

(f)            Upon consummation of the transaction and subject to the provisions of, and any consents required with respect to, the Contracts listed in Section 3.15(f) of the Company Disclosure Letter, all Company Intellectual Property will be fully transferable, alienable and licensable by the Company or its affiliates without restriction and without payment to any Person.

Section 3.16          Environmental Laws.

(a)           Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company complies and has in the past five years complied with all applicable Environmental Laws, and possesses and complies, and has in the past five years complied, with all applicable Environmental Permits required under such Laws to operate as it currently operates; and (ii) the Company has not received any written notification alleging that it is liable for, or request for information pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar foreign, state or local Law, concerning any release or threatened release of Materials of Environmental Concern at any location except, with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been fully resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise.  There are no Actions arising under Environmental Laws pending or, to the Knowledge of the Company, threatened against the Company which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.16 are the only representations and warranties in this Agreement with respect to Environmental Laws, Environmental Permits or Materials of Environmental Concern.

Section 3.17          Taxes.

(a)           The Company and each of its Subsidiaries has duly and timely filed all material Tax Returns that it was required to file and has duly and timely paid all Taxes required to be paid by or with respect to it. All such Tax Returns were true, correct and complete (insofar as they relate to the Taxes shown thereon as due and owing) in all material respects.  Neither the Company nor any of its Subsidiaries has received written notice of any claim made by any Tax authority or other Governmental Entity in a jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is required to file Tax Returns or pay Taxes to that jurisdiction.

(b)           Neither the Company nor any of its Subsidiaries has agreed to any extension or waiver of the statute of limitations applicable to any material Tax Return, or agreed to any extension of time with respect to a material Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.  Neither the Company nor any of its Subsidiaries has entered into any closing agreement or similar written or otherwise binding arrangement with any Tax authority or other Governmental Entity with regard to the Tax liability of the Company or any of its Subsidiaries affecting any Tax period for which the applicable statute of limitations, after giving effect to any extension or waiver thereof, has not expired.  No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could materially affect the Company or any of its Subsidiaries.

(c)           Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement or similar arrangement.

(d)           Each of the Company and its Subsidiaries has duly and timely withheld and timely remitted to the appropriate Tax authority or other Governmental Entity all material Taxes required to have been withheld and remitted under applicable Law.

(e)           There are no Encumbrances for unpaid Taxes on the assets of the Company or any of its Subsidiaries, except Encumbrances for current Taxes not yet due and payable.

(f)            There are no material claims, assessments, audits, examinations, requests for information or other proceedings pending or threatened in writing with respect to any Taxes of the Company or any of its Subsidiaries.

(g)           Neither the Company nor any of its Subsidiaries (i) has, since January 1, 2003, been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (other than a group the common parent of which is the Company) or (ii) has any liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(h)           Neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

Section 3.18           Fairness Opinion.  The Company Board has received the written opinion (or an oral opinion to be confirmed in writing, a copy of which will be provided to Parent upon receipt thereof by the Company) of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. dated as of May 15, 2010, to the effect that, as of the date of such opinion and based upon and subject to the assumptions made, matters considered and qualifications and limitations set forth in such opinion, the Merger Consideration to be received by the holders of Common Stock is fair from a financial point of view to such holders.

Section 3.19           Brokers or Finders.  Except for Raymond James & Associates, Inc., no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee from the Company or any of its Subsidiaries in connection with any of the Transactions.

Section 3.20           State Takeover Statutes.  No “moratorium,” “fair price,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal Laws in the United States (with the exception of Section 203 of the DGCL) applicable to the Company is applicable to the Transactions.  Assuming the accuracy of the representation and warranty set forth in Section 4.4, the action of the Company Board in approving this Agreement and the Transactions is sufficient to render inapplicable to this Agreement and the Transactions the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL.

Section 3.21           Insurance.  With respect to each insurance policy that is material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification, under the policy.

Section 3.22           Related Party Transactions.  Except as set forth in the Company SEC Documents filed prior to the date hereof, there are no outstanding amounts payable to or receivable from, or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a creditor or debtor to, or party to any Contract or transaction with, any holder of 5% or more of the Shares or any director, officer, employee or affiliate of the Company or any of its Subsidiaries, or to any relative of any of the foregoing, except for employment or compensation agreements or arrangements with directors, officers and employees made in the ordinary course of business consistent with past practice and for any such transactions that would not be required to be disclosed pursuant to the rules and regulations promulgated under the Exchange Act.

Section 3.23           Accounts Receivable.

(a)           The Company has made available to Parent or its legal counsel a list of all accounts receivable, notes and other amounts receivable of the Company, whether billed or unbilled, together with any unpaid financing charges accrued thereon (“Receivables”), as of December 31, 2009 (the “Balance Sheet Date”), together with a range of days elapsed since invoice.

(b)           All of the Receivables arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, and, to the Knowledge of the Company, are collectible except to the extent of reserves therefor set forth in the Company’s audited balance sheet as of December 31, 2009 or, for Receivables arising subsequent to the Balance Sheet Date, as reflected on the books and records of the Company (which are prepared in accordance with GAAP).  The Company has not created an Encumbrance, except for Permitted Encumbrances, on any of the Company’s Receivables, except as would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.24           Customers.  As of the date of this Agreement and to the Knowledge of the Company, there are not any outstanding material disputes concerning any Customer Offerings of the Company with any customer who, in the fiscal year ended December 31, 2009, was one of the 25 largest sources of revenues for the Company and its Subsidiaries on a consolidated basis, based on accounts receivable (each, a “Significant Customer”).  Section 3.24 of the Company Disclosure Letter sets forth a complete and accurate list of the names of each Significant Customer.  As of the date of this Agreement and to the Knowledge of the Company, the Company has not received any written notice or other formal written communication from any Significant Customer that such customer will not continue as a customer of the Company or any Company Subsidiary after the date hereof or the Effective Time or that any such customer intends to terminate or materially modify existing contracts or arrangements with the Company or any of its Subsidiaries.

Section 3.25           Illegal Payments, etc.  In the conduct of its business neither the Company nor any of its directors, officers, employees or agents on behalf of the Company, has (a) directly or indirectly, given, or agreed to give, any gift, contribution, payment or similar benefit that is or was illegal under applicable law to any supplier, customer, governmental official or employee or other person who was, is or may be in a position to help or hinder the Company (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any contribution that is or was illegal under applicable law, or reimbursed any political gift or contribution that is or was illegal under applicable law made by any other person, to any candidate for federal, state, local or foreign public office or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

Section 3.26           Government Contracts.

(a)           The Company and each of its Subsidiaries has complied in all material respects with all applicable Laws with respect to all prime contracts, subcontracts, letter contracts, purchase orders and delivery orders executed or submitted to or on behalf of any Governmental Entity or any prime contractor or higher-tier subcontractor, or under which any Governmental Entity or any such prime contractor or subcontractor otherwise has or may acquire any right or interest (“Governmental Contracts”) and all quotations, bids or proposals submitted to any Governmental Entity or any proposed prime contractor or higher-tier subcontractor of any Governmental Entity (“Governmental Bids”);

(b)           all facts set forth in or acknowledged by the Company or any of its Subsidiaries in any certification, representation or disclosure statement submitted by the Company or any of its Subsidiaries with respect to any Government Contract or Government Bid were current, accurate and complete in all material respects as of the date indicated in such submission or as of such other date as required by the Government Contract and Government Bid;

(c)           none of the Company nor any of its Subsidiaries, and no current employee of the Company or any of its Subsidiaries, has been debarred or suspended from doing business with any Governmental Entity, and no circumstances exist that would warrant the institution of debarment or suspension proceedings against the Company, any of its Subsidiaries or any employee of the Company or any of its Subsidiaries;

(d)           no negative determination of responsibility has been issued against and provided to the Company or any of its Subsidiaries in connection with any Government Contract or Government Bid; and

(e)           in each case in which the Company or any Company Subsidiary has delivered or otherwise provided any technical data, software, libraries, utilities, tools or other computer or program code in any form, including source code and object code form or other Intellectual Property to any Governmental Entity in connection with any Government Contract, the Company or such Subsidiary has provided such technical data, computer software and other Intellectual Property solely as a “commercial item” pursuant to the Company’s commercial terms and conditions.

Section 3.27           No Other Representations or Warranties.  Except for the representations and warranties contained in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

Section 4.1             Organization.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not have a material adverse effect on the ability of Purchaser and Merger Sub to consummate the Merger and the other Transactions.  Parent owns all of the issued and outstanding capital stock of the Merger Sub.

Section 4.2             Authorization; Validity of Agreement; Necessary Action.  Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Transactions have been duly and validly authorized by the respective boards of directors of Parent and Merger Sub and by Parent as the sole stockholder of Merger Sub, and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the Transactions.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.3             Consents and Approvals; No Violations.  Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, Exon-Florio and the filing of the Certificate of Merger, none of the execution, delivery or performance of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the Transactions or compliance by Parent or Merger Sub with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the respective certificate of incorporation, bylaws or other similar organizational documents of Parent and Merger Sub, (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries (including Merger Sub) is a party or by which any of them or any of their respective properties or assets may be bound or (d) violate any Order or Law applicable to Parent, any of its Subsidiaries (including Merger Sub) or any of their properties or assets, except in the case of clause (b), (c) or (d) where failure to obtain such permits, authorizations, consents or approvals or to make such filings, or where such violations, breaches or defaults would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser and Merger Sub to consummate the Merger and the other Transactions.

Section 4.4             Ownership of Common Stock.  Neither Parent nor any of its Subsidiaries (including Merger Sub) is, and at no time during the last three years has Parent or any of its Subsidiaries (including Merger Sub) been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.  Neither Parent nor any of its Subsidiaries (including Merger Sub) owns (directly or indirectly, beneficially or of record), or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company (other than as contemplated by this Agreement) in excess of 5% of the Company’s outstanding Common Stock.

Section 4.5             Information in Proxy Statement.  None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders and at the time of the Special Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they are made, not misleading.

Section 4.6             Financing.  Parent and Merger Sub will have sufficient funds available to finance and consummate the Transactions at Closing.

Section 4.7             No Prior Activities.  Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the Transactions (including any financing), Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person or entity.

Section 4.8            Guarantee of Parent Termination Fee.

(a)           Parent and Merger Sub have delivered to the Company a complete and accurate copy of a limited guarantee (the “Limited Guarantee”) from Francisco Partners II, L.P. and Francisco Partners Parallel Fund II, L.P. (each, a “Guarantor”) pursuant to which the Guarantors have guaranteed, on the terms and subject solely and exclusively to the conditions set forth therein, the payment of, solely when due and payable hereunder, the Parent Termination Fee.

(b)           As of the date hereof, the Limited Guarantee has not been amended or modified. To the Knowledge of Parent, as of the date hereof, the Limited Guarantee, in the form so delivered to the Company on the date hereof, is in full force and effect and is a legal, valid and binding obligation of the Guarantors (except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application (regardless of whether such enforceability is considered in a proceeding in equity or at law)).

Section 4.9             Litigation.  There are no Actions pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub or, to the Knowledge of Parent, any officer, director or employee of Parent or Merger Sub in such capacity, which would, individually or in the aggregate, prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement.  Neither Parent nor Merger Sub is a party or subject to or in default under any Order which would prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement.

Section 4.10           Disclaimer of Warranties.  Parent and Merger Sub acknowledge that neither the Company nor any Person has made any express or implied representation or warranty on behalf of the Company or any of its Affiliates as to the accuracy or completeness of any information regarding the Company provided to Parent and Merger Sub, except as expressly set forth in Article III and the Company Disclosure Letter.

ARTICLE V

COVENANTS

Section 5.1            Interim Operations of the Company.  Except (a) as expressly contemplated by this Agreement, (b) as set forth on Section 5.1 of the Company Disclosure Letter, (c) as required by Law, or (d) as consented to by Parent after the date of this Agreement and prior to the Effective Time:

(i)            the Company and its Subsidiaries will conduct business only in the ordinary course of business consistent with past practice and, to the extent consistent therewith, each of the Company and its Subsidiaries shall use its reasonable best efforts to preserve its business organizations intact and maintain its existing relationships with customers, suppliers, employees, creditors and business partners, to keep available the services of its present officers and employees and to manage its working capital (including the payment of accounts payable and the receipt of accounts receivable);

(ii)           the Company will not amend its Company Charter Documents;

(iii)          neither the Company nor any of its Subsidiaries will (A) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; (B) issue, sell, transfer, pledge, dispose of or encumber or agree to issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire (or stock appreciation rights with respect to), any shares of capital stock of the Company or any of its Subsidiaries (including treasury stock), other than in respect of (1) the shares of the Company’s capital stock reserved for issuance on the date of this Agreement pursuant to the exercise of Options outstanding on the date of this Agreement or the vesting of RSUs or other Company Stock-Based awards, (2) grants of shares of the Company’s common stock in lieu of director’s fees pursuant to elections made prior to the date hereof and set forth in Section 5.1(iii) of the Company Disclosure Letter, or (3) grants of stock appreciation rights to new hires pursuant to offer letters outstanding as of the date of this Agreement set forth in Section 5.1(iii) of the Company Disclosure Letter, (C) split, combine or reclassify the Shares or any outstanding capital stock of any of the Subsidiaries of the Company or (D) redeem, purchase or otherwise acquire, directly or indirectly, any of the Company’s capital stock;

(iv)          except as required by applicable Law or under the terms of any Company Plan, the Company will not (A) make any changes in the compensation payable or to become payable to any of its officers, directors, employees, agents, consultants or other Persons providing management services (other than increases in wages in the ordinary course of business and consistent with past practice to up to ten (10) employees of the Company or its Subsidiaries who are not officers, directors or Affiliates of the Company and whose annual compensation is less than $125,000 per year, provided that the Company provide notice to Parent prior to making any such increases in wages together with sufficient detail to demonstrate the consistency of such increases in wages with prior practice), (B) adopt, enter into or amend (including acceleration of vesting) any employment, severance, consulting, termination option, appreciation right, performance unit, stock equivalent, share purchase, pension, retirement, deferred compensation or other employee benefit agreement, trust, plan, fund or other arrangement, including, without limitation, any Company Plan, except that the Company and its Subsidiaries may in the ordinary course consistent with past practice enter into in any such agreement in connection with the hiring of new employees who are not executive officers or direct reports to an executive officer, or (C) make any loans (other than travel and payroll advances to non-officer employees in the ordinary course of business consistent with past practice) to any of its officers, directors, employees, Affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to a Company Plan or otherwise;

(v)           except as required by applicable Law or under the terms of any Company Plan, the Company will not (A) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or Affiliate, other than in the ordinary course of business, consistent with past practice, (B) pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or Affiliates of the Company of any amount relating to unused vacation days, or (C) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any Company Plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant, whether past or present;

(vi)          neither the Company nor any of its Subsidiaries will (A) incur or assume any long-term Indebtedness, or except in the ordinary course of business, incur or assume any short-term Indebtedness in amounts not consistent with past practice, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary course of business and consistent with past practice, with respect to wholly-owned Subsidiaries, (C) except in the ordinary course of business and consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person other than wholly-owned Subsidiaries, in excess of $250,000 in the aggregate, (D) pay any fee, remuneration or expense to the lenders under that certain Revolving Line of Credit Agreement by and between EF Johnson Technologies, Inc., E.F. Johnson Company and Bank of America, N.A., dated November 15, 2002 (as amended as of the date hereof, including the Seventh Amendment thereto, the “Credit Agreement”), except as currently contemplated thereby, or (E) except as otherwise permitted herein, enter into any material commitment or transaction (including, any borrowing, capital expenditure or purchase, sale or lease of assets or real estate), except in the ordinary course of business and consistent with past practice;

(vii)         neither the Company nor any of its Subsidiaries will make or authorize any capital expenditure, other than capital expenditures contemplated by the

Company’s existing capital budget, a copy of which has been attached to Section 5.1(vii) of the Company Disclosure Letter;

(viii)        neither the Company nor any of its Subsidiaries will pay, discharge, waive or satisfy any rights, claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, waiver, settlement or satisfaction of any such rights, claims, liabilities or obligations, in the ordinary course of business and consistent with past practice, or claims, liabilities or obligations reflected or reserved against in, or contemplated by, the Financial Statements (or the notes to the Financial Statements);

(ix)           neither the Company nor any of its Subsidiaries will (A) change any of the accounting methods used by it or any of its methods of reporting income or deductions for Tax purposes unless required by a change in GAAP or Law, (B) settle any material Tax claim, assessment, audit or investigation(C) consent to any material Tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment  (D) make, revoke or change any Tax election, (E) request a Tax ruling, (F) amend any Tax Return, or (G) file any Tax Return in a manner that is materially inconsistent with past custom and practice with respect to the Company or any of its Subsidiaries unless required by applicable Law.

(x)            neither the Company nor any of its Subsidiaries will (A) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than this Agreement) or (B) acquire, transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any material assets, other than in the ordinary course of business and consistent with past practice;

(xi)           neither the Company nor any of its Subsidiaries will acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material amount of assets, securities, properties, interests or businesses;

(xii)          neither the Company nor any of its Subsidiaries will sell, lease or otherwise transfer any of its material assets, securities, properties, interests or businesses, other than the sale of inventory in the ordinary course of business;

(xiii)         except in the ordinary course of business and consistent with past practice that involves only the payment of monetary damages not in excess of $100,000 individually or $250,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any Subsidiary or any of their respective employees, directors or agents, neither the Company nor any of its Subsidiaries will settle, or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, (ii) any stockholder litigation or dispute against the Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;

(xiv)        neither the Company nor any of its Subsidiaries will enter into any Contract that would constitute a Material Contract or terminate, amend, modify or waive any material right under any Material Contract, other than change orders under customer contracts in the ordinary course of business consistent with past practice;

(xv)         neither the Company nor any of its Subsidiaries shall (i) abandon, disclaim, dedicate to the public, sell, assign or grant any security interest in, to or under any Company Intellectual Property, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and Taxes, to maintain and protect its interest in the Company Intellectual Property, (ii) grant to any third party any license, or enter into any covenant not to sue, with respect to any Company Intellectual Property, except nonexclusive licenses in the ordinary course of business consistent with past practice, and (iii) disclose or allow to be disclosed any confidential information or confidential Company Intellectual Property to any Person, other than Persons that are subject to a confidentiality or non-disclosure covenant protecting against further disclosure thereof; and

(xvi)        neither the Company nor any of its Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

Section 5.2            No Solicitation by the Company.

(a)           General Prohibitions.  Neither the Company Board, the Company nor any of its Subsidiaries shall, nor shall the Company Board, the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (“Representatives”) to, directly or indirectly, (i) solicit, initiate, propose, encourage (including by providing information) or take any action to facilitate or encourage the submission of any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, (ii) enter into, engage in or otherwise participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or otherwise cooperate in any way with any Third Party that has made, or, to the Knowledge of the Company, is considering making, an Acquisition Proposal, (iii) make an Adverse Recommendation Change, (iv) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal or that could reasonably be expected to lead to an Acquisition Proposal, or that contradicts this Agreement or requires the Company to abandon this Agreement, (v) fail to take all action necessary to enforce, or waive or amend, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party or otherwise bound, or (vi) resolve by action of the Company Board, publicly propose or agree to do any of the foregoing.  For the purposes of this Agreement, an “Adverse Recommendation Change” shall occur if the Company Board, the Company or any its Subsidiaries or their respective Representatives directly, or indirectly, (A) withhold, withdraw (or not continue to make), qualify or modify (or publicly propose or resolve to withhold, withdraw (or not continue to make), qualify or modify), in a manner adverse to Parent or Merger Sub, the Company Recommendation with respect to the Merger, (B) adopt, approve or recommend an Acquisition Proposal or subject to the last paragraph of Section 5.2(b), fail to reject an Acquisition Proposal, (C) fail to publicly reaffirm the Company Recommendation within five (5) Business Days after Parent so requests in writing, or (D) fail to include the Company Recommendation in the Proxy Statement.

(b)          Exceptions.  Notwithstanding Section 5.2(a), at any time prior to obtaining the Stockholder Approval:

(i)            the Company may (A) engage in negotiations or discussions with any Third Party and its Representatives and financing sources that have made after the date of this Agreement a bona fide, unsolicited written Acquisition Proposal that the Company Board reasonably believes (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) constitutes or would reasonably be expected to lead to a Superior Proposal, and (B) thereafter furnish to such Third Party or its Representatives and financing sources non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with such Third Party with no material term less favorable to the Company than those contained in the Confidentiality Agreement and which permits the Company to comply with the terms of this Section 5.2 (including this subsection (b)); provided, that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party);

(ii)           the Company Board may make an Adverse Recommendation Change as a result of the receipt of a bona fide, unsolicited written Acquisition Proposal, which the Company Board determines in good faith (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) to constitute a Superior Proposal and with respect to which no breach of this Section 5.2 occurred, in the event that: (A) the Company provides Parent with four (4) Business Days notice of its intention to do so; provided, that in the event of any material revisions (it being understood and agreed that any amendment to the price shall be a material revision) to the Acquisition Proposal that the Company Board has determined to be a Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.2 with respect to such new written notice; and (B) during the applicable notice period, if requested by Parent, the Company has engaged in good faith negotiations with Parent to make such adjustments to the terms and conditions of this Agreement in such a manner than any Acquisition Proposal which was determined to constitute a Superior Proposal is no longer a Superior Proposal, and if Parent makes an offer prior to the expiration of such notice period, the Company Board determines in good faith, after consultation with a financial advisor of national recognized reputation and outside legal counsel, that the Superior Proposal continues to be a Superior Proposal in light of Parent’s offer;

(iii)          the Company Board may, solely in response to an Intervening Event, make an Adverse Recommendation Change; provided, however, that the Company Board may not make an Adverse Recommendation Change unless the Company shall have provided prior written notice to Parent at least four (4) Business Days in advance of its intention to make an Adverse Recommendation Change, which notice shall reasonably specify the basis upon which the Company Board intends to effect such Adverse Recommendation Change, and prior to effecting such Adverse Recommendation Change (A) the Company shall, if requested by Parent, during the four (4) Business Day notice period, have negotiated with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that the Company Board shall no longer conclude that a failure to make such Adverse Recommendation Change would result in a breach of its fiduciary duties to the stockholders of the Company, and (B) if, during the four (4) Business Day notice period, Parent made an offer to amend this Agreement that would, upon the Company’s acceptance, be binding on Parent, the Company Board after due consideration of such offer in good faith (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation), shall have concluded that the Intervening Event still requires the Company Board to make such Adverse Recommendation Change to avoid a breach of its fiduciary duties to the stockholders of the Company; and provided, further, that the Company Board shall not be permitted to effect an Adverse Recommendation Change pursuant to this Section 5.2(b)(iii) with respect to or in connection with any Acquisition Proposal (which shall be covered by and solely subject in all respects to Section 5.2(b)(ii)).

(iv)          subject to compliance with the procedures set forth in Section 8.1(d)(i), terminate this Agreement to promptly enter into a definitive agreement with respect to such Superior Proposal;

in each case referred to in the foregoing clauses (i), (ii), and (iv), only if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Delaware Law, and in the case referred to in the foregoing clause (iii), only if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would result in a breach of its fiduciary duties to the stockholders of the Company under Delaware Law.

In addition, nothing contained herein shall prevent the Company Board from complying with Rule 14e-2(a) or Rule 14d-9 under the 1934 Act with regard to an Acquisition Proposal; provided that any such action taken or statement made shall be deemed to be an Adverse Recommendation Change, other than (A) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act, so long as such disclosure or communication reaffirms the Company Recommendation, or (B) an express rejection of an applicable Acquisition Proposal that also includes an express reaffirmation of the Company Recommendation.

(c)           Required Notices.  The Company Board shall not take any of the actions referred to in Section 5.2(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action at least 24 hours (or such greater period of time as may be specified herein) prior to the taking of any such action.  In addition, the Company shall notify Parent promptly (but in no event later than one Business Day) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal or any request for information or access to the business, properties, assets, books or records of the Company or any of its Subsidiaries in connection with, or which the Company reasonably concludes could lead to, any Acquisition Proposal, indicating, in connection with such notice or proposal, the material terms and conditions thereof (including the name of such Person making the proposal or request), and shall keep Parent informed as to the status (including changes to the material terms)

of such Acquisition Proposal; provided, however, that if the Company is subject to an existing confidentiality agreement by which it cannot disclose the identity of such Person, the Company shall not be obligated to disclose the identity of such Person making the proposal or request and the Company shall have three (3) Business Days to negotiate an amendment or modification to such existing confidentiality agreement and such negotiations shall not be a violation or breach of Section 5.2, it being understood that the Company cannot negotiate or discuss any other matters with such Person with respect to such Acquisition Proposal or take any other action specified in Section 5.2(b) with respect to such Person until (A) the Company amends the confidentiality agreement with such Person to contain no material term less favorable to the Company than those contained in the Confidentiality Agreement and which permits the Company to comply with the terms of this Section 5.2 (including the disclosure of such Person’s identity), and (B) the Company has disclosed the identity of such Person to Parent at least 24 hours (or such greater period of time as may be specified herein) prior to taking any such action pursuant to Section 5.2.

(d)           Definition of Superior Proposal.  For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal (except that references therein to “15%” shall be replaced by “66.66%”), which did not result from or arise in connection with a breach of this Section 5.2 and which the Company Board determines in good faith by a majority vote, taking into account all the terms and conditions of such Acquisition Proposal including the reasonably expected timing and likelihood of the consummation of such Acquisition Proposal, and after considering the advice of its financial advisor of nationally recognized reputation and outside legal counsel, (a) if accepted, is reasonably likely to be consummated in a timely manner, (b) for which financing, to the extent required by the Third Party making the Acquisition Proposal, at the time of entering into a definitive agreement with respect to such Acquisition Proposal, will then be fully committed, (c) is not with an Affiliate of the Company, and (d) would result in a transaction that is more favorable to the Company’s stockholders from a financial point of view than as provided hereunder (taking into account any proposed modifications by Parent in response thereto).

(e)           Obligation to Terminate Existing Discussions.  The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives and its financing sources conducted prior to the date hereof with respect to any Acquisition Proposal and promptly after the execution and delivery of this Agreement the Company shall notify in writing each Person who has received confidential information provided by or on behalf of the Company or its Subsidiaries to return or destroy all such confidential information provided.

Section 5.3             SEC Filing Covenant.  From the date hereof until the Effective Time, the Company shall file all Company SEC Documents required to be filed by the Company.  Each Company SEC Document (i) shall be filed on a timely basis, including any applicable extensions of time to file, and (ii) shall comply, when filed, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, each as in effect on the date filed.

Section 5.4             Section 16 Matters.  Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Common Stock (including derivative securities with respect to Common Stock) by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.5             Cash and Indebtedness Statement.  Two (2) Business Days prior to the Closing, the Company shall deliver to Parent an unaudited statement setting forth a good faith and reasonable estimate of the Company’s Cash on hand and Indebtedness as of the Closing Date (the “Cash and Indebtedness Statement”), and such documentation supporting the Cash and Indebtedness Statement as Parent shall reasonably request (including payoff letters from holders of the Indebtedness).  The Cash and Indebtedness Statement shall be prepared in good faith and be accompanied by a certificate executed by the Chief Financial Officer of the Company.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1             Preparation of Proxy Statement.

(a)           As promptly as practicable after the date of this Agreement, the Company shall file with the SEC the Proxy Statement.  The Company will use reasonable best efforts to cause the Proxy Statement to be disseminated to the holders of the Shares, as and to the extent required by applicable federal securities Laws.  Subject to Section 5.2, the Proxy Statement will contain the Company Recommendation.

(b)           Parent and Merger Sub will provide for inclusion or incorporation by reference in the Proxy Statement of all required information regarding Parent and Merger Sub.  Parent and its counsel shall be given reasonable opportunity to review and comment on the Proxy Statement, or any amendment or supplement thereto (other than amendments or supplements thereto in compliance with Section 5.2), before such is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel.  In addition, the Company will provide Parent and its counsel with (i) any comments or communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the receipt of such comments or other communications, and (ii) the reasonable opportunity to participate in the Company’s response to those comments or communications and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(c)           Each of the Company, Parent and Merger Sub agrees to promptly (i) correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and (ii) supplement the information provided by it specifically for use in the Proxy Statement to include any information that shall become necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not misleading.  The Company further agrees to cause the Proxy Statement as so corrected or supplemented to be filed with the SEC and to be disseminated to the holders of the Shares, in each case as and to the extent required by applicable federal securities Laws.

Section 6.2            Stockholders Meeting.

(a)           The Company shall, as soon as practicable after the date of this Agreement, in accordance with applicable Law, duly call, give notice of, convene and hold a special meeting of the Company’s stockholders (the “Special Meeting”) for the purpose of considering and taking action upon the approval of the Merger and the adoption of this Agreement.  The Company Board shall (i) subject to Section 5.2, recommend approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby by the Company’s stockholders, (ii) use its reasonable best efforts to obtain the Stockholder Approval and (iii) otherwise comply with all legal requirements applicable to such meeting.  The Company may adjourn or postpone the Special Meeting only: (x) if and to the extent necessary to provide any necessary supplement or amendment to the Proxy Statement to the Company’s stockholders in advance of a vote on this Agreement and the Merger, as may be required by applicable Law, (y) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement, there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Special Meeting or (z) with Parent’s prior written consent, additional time is necessary to solicit additional votes or proxies to obtain the Stockholder Approval.

(b)           Subject to Section 5.2 and Article VIII, at the Special Meeting, the Company shall, through the Company Board, make the Company Recommendation unless there has been an Adverse Recommendation Change.  Prior to any Adverse Recommendation Change, the Company shall take all reasonable lawful action to solicit the Stockholder Approval. Notwithstanding any Adverse Recommendation Change, unless this Agreement is validly terminated pursuant to, and in accordance with, Article VIII, this Agreement shall be submitted to the Company’s stockholders for the purpose of obtaining the Stockholder Approval. The Company shall, upon the reasonable request of Parent, use its reasonable best efforts to advise Parent during the last ten (10) Business Days prior to the date of the Special Meeting, as to the aggregate tally of the proxies received by the Company with respect to the Stockholder Approval.  Without the prior written consent of Parent, the adoption of this Agreement and the Transactions (including the Merger) shall be the only matter (other than procedure matters) which the Company shall propose to be acted on by its stockholders at the Special Meeting.

Section 6.3            Reasonable Best Efforts.

(a)           Prior to the Closing, Parent, Merger Sub and the Company shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective in the most expeditious manner possible the Transactions as promptly as practicable including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Transactions, (ii) the satisfaction of the other parties’ conditions to consummating the Transactions, (iii) taking all reasonable actions necessary to obtain (and cooperation with each other in obtaining) any consent, authorization, Order or approval of, or any exemption by, any third party, including any Governmental Entity (which actions shall include furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) required to be obtained or made by Parent, Merger Sub, the Company or any of their respective Subsidiaries in connection with the Transactions or the taking of any action contemplated by the Transactions or by this Agreement, (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement.  Additionally, each of Parent and the Company shall use all reasonable best efforts to fulfill all conditions precedent to the Merger and shall not take any action after the date of this Agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity necessary to be obtained prior to Closing.

(b)           Prior to the Closing, each party shall promptly consult with the other parties to this Agreement with respect to, provide any necessary information with respect to and provide the other parties (or their counsel) copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the Transactions.  Each party to this Agreement shall promptly inform the other parties to this Agreement of any communication from any Governmental Entity regarding any of the Transactions.  If any party to this Agreement or any Affiliate of such parties receives a request for additional information or documentary material from any Governmental Entity with respect to the Transactions, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties to this Agreement, an appropriate response in compliance with such request.  To the extent that transfers of any permits issued by any Governmental Entity are required as a result of the execution of this Agreement or the consummation of the Transactions, the Company shall use its reasonable best efforts to effect such transfers.

(c)           The Company and Parent shall take all reasonable actions necessary to file, as promptly as practicable, notifications under the HSR Act and to respond, as promptly as practicable, to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond, as promptly as practicable, to all inquiries and requests received from any state Attorney General or other Governmental Entity in connection with antitrust matters.  Notwithstanding anything to the contrary contained in this Agreement, in no event shall Parent or any of its Subsidiaries or Affiliates be obligated to (i) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, assets, categories of assets or businesses of the Company or Parent or their respective Subsidiaries; (ii) terminate existing relationships, contractual rights or obligations of the Company or Parent or their respective Subsidiaries or Affiliates; (iii) terminate any venture or other arrangement; (iv) create any relationship, contractual rights or obligations of the Company or Parent or their respective Subsidiaries or Affiliates; or (v) effectuate any other change or restructuring of the Company or Parent or their respective Subsidiaries or Affiliates.

Section 6.4             Notification of Certain Matters.  Subject to applicable Law, the Company shall give prompt notice to Merger Sub and Parent, and Merger Sub and Parent shall give prompt notice to the Company of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be likely to cause either (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time or (ii) any condition to the Merger to be unsatisfied at the Effective Time and (b) any material failure of the Company, Merger Sub or Parent, as the case may be, or any officer, director, employee, agent or representative of the Company, Merger Sub or Parent as applicable, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.4 shall not limit or otherwise affect the remedies available under this Agreement to the party receiving such notice.

Section 6.5             Access; Confidentiality.  Subject to the Confidentiality Agreement and applicable Law relating to the sharing of information, the Company agrees to (i) provide Parent and its Representatives, from time to time prior to the earlier of the Effective Time or the termination of this Agreement, reasonable access to the offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish to Parent, and its Representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with Parent in its investigation of the Company and its Subsidiaries.  Any investigation pursuant to this Section shall be conducted in such manner as to be non-invasive and not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries.  No information or knowledge obtained in any investigation pursuant to this Section 6.5 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in connection with the terms and provisions hereof.  Parent shall, and shall cause Parent’s Affiliates and Representatives to hold any non-public information received from the Company, its Affiliates or Representatives, directly or indirectly, in accordance with the Confidentiality Agreement.

Section 6.6             Publicity.  The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to Parent and the Company, except as either party reasonably believes, after receiving the advice of outside counsel and after informing the other party, another form of press release may be required by Law or by any listing agreement with a national securities exchange or trading market.  Thereafter, so long as this Agreement is in effect, neither the Company, Parent nor any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the Transactions without the prior consultation of the other party, except pursuant to Section 5.2(b) or as such party reasonably believes, after receiving the advice of outside counsel and after informing all other parties to this Agreement, another form of press release may be required by Law or by any listing agreement with a national securities exchange or trading market.

Section 6.7            Indemnification; Directors’ and Officers’ Insurance.

(a)           From and after the Effective Time and for at least six (6) years, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted under the DGCL, indemnify and hold harmless each present and former director and officer of the Company and its Subsidiaries and each such individual who served at the request of the Company or its Subsidiaries as a director, officer, trustee, partner, fiduciary, member, manager, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, the “Indemnified Parties”) against all costs and expenses (including attorneys’ and accountants’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, based on the fact that such individual is or was serving at the request of the Company or its Subsidiaries and arising out of or pertaining to any action or omission occurring at or before the Effective Time (including the Transactions).  The Surviving Corporation shall be entitled to assume the defense of any such claim, action, suit, investigation or proceeding with counsel reasonably satisfactory to the Indemnified Party.  If the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Party advises that there are issues that raise conflicts of interest with the Surviving Corporation, the Indemnified Party may retain separate counsel reasonably satisfactory to the Surviving Corporation, and the Surviving Corporation shall pay the fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its consent (which consent shall not be unreasonably withheld or delayed).

(b)           Effective as of the Effective Time, the Company, after consultation with Parent, will cause to be purchased a directors’ and officers’ liability “tail” insurance policy that serves to reimburse the present and former officers and directors (determined as of the Effective Time) of the Company and its Subsidiaries (as opposed to reimbursing the Company or such Subsidiaries) with respect to claims against such directors and officers arising from facts or events occurring before, at or after the Effective Time (including as to, or arising out of or pertaining to, the Transactions), which insurance will contain substantially equivalent scope and amount of coverage as provided in the directors’ and officers’ liability insurance currently provided as of the date of this Agreement by the Company and its Subsidiaries (the “D&O Insurance”); provided, however, that the Company will not pay a premium for such insurance policy in excess of three hundred percent (300%) of the aggregate premium paid by the Company for its directors and officers’ insurance coverage in effect for the year that includes the date of this Agreement (the “D&O Premium”).  If the aggregate premium necessary to purchase such insurance coverage exceeds three hundred percent (300%) of the D&O Premium, the Company will use its reasonable best efforts to obtain the most advantageous “tail” policy of directors’ and officers’ liability insurance and fiduciary liability insurance reasonably obtainable for an aggregate premium not exceeding three hundred percent (300%) of the D&O Premium.

(c)           The certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Second Amended and Restated Certificate of Incorporation, as amended, and the Amended Bylaws of the Company, which provisions shall not be amended, modified or otherwise repealed for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of any individual who at the Effective Time is a director, officer, employee or agent of the Company or is or previously was serving at the request of the Company or its Subsidiaries as a director, trustee, officer, member, manager, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, limited liability company, pension or other employee benefit plan or other enterprise, unless such modification is required after the Effective Time by Law and then only to the minimum extent required by such Law.

(d)           The rights of each Indemnified Party under this Section 6.7 shall be in addition to any rights such individual may have under the Second Amended and Restated Certificate of Incorporation, as amended, and the Amended Bylaws (or other governing documents) of the Company and any of its Subsidiaries, under the DGCL or any other applicable Laws or under any agreement of any Indemnified Party with the Company or any of its

Subsidiaries.  These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Party.

(e)           In the event that the Parent or Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.7.

Section 6.8             Merger Sub Compliance.  Parent shall cause Merger Sub to comply with all of its obligations under or related to this Agreement.

Section 6.9             Spreadsheet.  The Company shall deliver to Parent a spreadsheet (the “Spreadsheet”) five (5) Business Days prior to the Closing Date, which spreadsheet shall be certified as complete and correct by the Chief Financial Officer of the Company as of the Closing and which shall include as of the Closing, a list of all holders of Options, RSUs or Company Stock-Based Awards who will receive any consideration as a result of the Merger and their respective addresses, the amount of consideration payable to each such holder with respect to each such Option, RSU or Company Stock-Based Award, as applicable, and such other information relevant thereto or which Parent may reasonably request. Upon delivery of the Spreadsheet to Parent, the Company shall provide Parent and its representatives with reasonable access to the employees, agreements and books and records of the Company to verify the accuracy of the information set forth in the Spreadsheet.

Section 6.10          Employee Matters.

(a)           Eligibility.  With respect to any Parent Plan in which any employee of the Company or any of its Subsidiaries first becomes eligible to participate on or after the Effective Time, Parent shall:  (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to each such employee and his or her eligible dependents under such Parent Plan, except to the extent such pre-existing conditions, exclusions or waiting periods applied immediately prior thereto under the analogous Company Plan; (ii) provide such employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to becoming eligible to participate in such Parent Plan under the analogous Company Plan (to the same extent that such credit was given under such Company Plan) in satisfying any applicable deductible or annual or lifetime maximum out-of-pocket requirements under such Parent Plan; and (iii) recognize all service of such employee with the Company and its Subsidiaries and predecessors (including recognition of all prior service with any entity (including any such Subsidiary prior to its becoming a Subsidiary of the Company) that was recognized by the Company (or any such Subsidiary) prior to the date hereof in the ordinary course of administering its (or such Subsidiary’s) employee benefits), for purposes of eligibility to participate in and vesting in benefits under such Parent Plan, to the extent that such service was recognized for such purpose under the analogous Company Plan.

(b)           Contractual Rights.  Parent and the Surviving Corporation shall honor, or cause to be honored, in accordance with their respective terms, all vested or accrued benefit obligations to, and contractual rights of, employees, including any benefits or rights arising as a result of the Transactions (either alone or in combination with any other event).

(c)           No Third Party Beneficiaries.  This Section 6.10 is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 6.11           Transaction Expenses.   Section 6.11 of the Company Disclosure Letter sets forth the Company’s good faith estimate of its out-of-pocket expenses (including without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by the Company or its Subsidiaries, or on their behalf, in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Merger and the other Transactions, and not paid prior to the date of this Agreement (the “Transaction Expenses”).  Three (3) Business Days prior to the Closing Date, the Company shall provide Parent with a good faith estimate of the Transaction Expenses (whether paid or unpaid), which estimate of aggregate Transaction Expenses (i) shall be certified as complete and correct by the Chief Financial Officer of the Company, and (ii) will include such documentation supporting such estimate as may be reasonably requested by Parent (including copies of invoices and payoff letters) (the “Transaction Expense Certification”).

Section 6.12           Bonus Pool.  Notwithstanding Section 5.1(iv), the Company may establish a contingent bonus/retention pool in an amount not to exceed $200,000 in the aggregate (the “Pool”).  The employees of the Company or its Subsidiaries eligible to receive payments from the Pool shall be chosen by the Company, but shall exclude any member of the Company Board and the Chief Executive Officer, and shall be subject to the prior approval of Parent (not to be unreasonably withheld).  The terms and conditions of payments from the Pool shall be mutually agreed between the Company and Parent, but in no event shall any individual be eligible to receive any payment from the Pool or have any rights with respect thereto unless he or she is employed by the Company or its Subsidiaries immediately after the Effective Time.

Section 6.13           Credit Agreement.  Immediately following Closing, the Surviving Corporation shall pay off any remaining Indebtedness under the Credit Agreement.

ARTICLE VII

CONDITIONS

Section 7.1             Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company, Parent or Merger Sub, as the case may be, to the extent permitted by applicable Law:

(a)           Stockholder Approval.  The Stockholder Approval shall have been obtained at the Special Meeting.

(b)           Governmental Approvals.  (i) The waiting period (including any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, (ii) the period of time for any applicable review process under Exon-Florio shall have expired, and the President of the United States shall not have taken action to prevent the consummation of the Merger or the transactions contemplated hereby, and (iii) all other material filings with or permits, authorizations, consents and approvals of or expirations of waiting periods imposed by any Governmental Entity required to consummate the Merger or the other Transactions shall have been obtained or filed or shall have occurred.

(c)                                  No Injunctions or Restraints.  No Order or Law shall have been entered, enacted, promulgated, enforced or issued by any court of competent jurisdiction, or any other Governmental Entity, or other legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Merger; provided, however, that each of the parties to this Agreement shall have used its reasonable best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

(d)                                 Court Proceedings.  No Governmental Entity shall have instituted (or if instituted, shall not have withdrawn) any action, suit, proceeding, claim, arbitration or investigation wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent or restrain the consummation of the Transactions or (ii) cause any of the Transactions to be rescinded following consummation thereof.

Section 7.2                                      Conditions to Obligations of Parent and Merger Sub.  The obligation of Parent and Merger Sub to effect the Merger is further subject to the satisfaction or waiver of the following conditions:

(a)                                  Representations and Warranties.  (i) The representations and warranties of the Company contained in this Agreement (other than the representations and warranties set forth in Section 3.2, Section 3.4(a) and Section 3.4(c)) shall have been true and correct at and as of the date hereof and shall be true and correct at and as of the Closing (without regard to any qualifications therein as to materiality or Material Adverse Effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (ii) the representations and warranties of the Company set forth in Section 3.2, Section 3.4(a) and Section 3.4(c) shall have been true and correct in all respects at and as of the date hereof and shall be true and correct in all respects at and as of the Closing, as though made at and as of such time (or, if made as of a specific date, at and as of such date).

(b)                                 Performance of Obligations of the Company.  The Company shall have performed in all material respects (or with respect to any obligation or agreement qualified by materiality or Material Adverse Effect, in all respects) all obligations and agreements, and complied in all material respects (or with respect to any covenant qualified by materiality, in all respects) with all covenants, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)                                  Officer’s Certificate.  The Company shall have furnished Parent with a certificate dated the Closing Date signed on its behalf by an executive officer to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d)                                 Dissenting Shares.  The holders of not more than ten percent (10%) of the outstanding Shares shall have made a demand for appraisal rights with respect to their Shares in accordance with Section 262 of the DGCL and not withdrawn such demand in a manner that such holder has legally lost the right to seek appraisal or otherwise, to Parent’s reasonable satisfaction, legally lost the right to seek appraisal (including by voting in favor of the Merger).

(e)                                  Maximum Indebtedness.  The Company shall have no more than (i) $7,000,000 plus (ii) the amount of any Transaction Expenses paid after the date hereof and prior to the Closing Date in Indebtedness (the “Maximum Indebtedness”).  The Maximum Indebtedness shall be reflected in the Cash and Indebtedness Statement delivered to Parent by the Company and be certified to as required under Section 5.5.

(f)                                    Minimum Cash Threshold.  The Company shall have at least $0 of Cash on hand, prior to the payment of any Transaction Expenses to be paid on the Closing Date (the “Minimum Cash Threshold”).  The Minimum Cash Threshold shall be reflected in the Cash and Indebtedness Statement delivered to Parent by the Company and be certified to as required under Section 5.5.

(g)                                 No Material Adverse Effect.  Since the date of this Agreement, no event, development, change, circumstance or condition shall have occurred or exist prior to the Effective Time that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h)                                 Court Proceedings.  No Person shall have instituted (or if instituted, shall not have withdrawn) any action, suit, proceeding, claim, arbitration or investigation (other than with respect to claim of a breach of fiduciary duties by the Company Board) wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent or restrain the consummation of the Transactions or (ii) cause any of the Transactions to be rescinded following consummation thereof; provided, that such action, suit, proceeding, claim, arbitration or investigation shall in Parent’s good faith judgment have a reasonable likelihood of success on its merits.

(i)                                     Maximum Transaction Expenses.  The Transaction Expenses shall not exceed $2,200,000 (the “Maximum Transaction Expenses”), excluding any Transaction Expenses incurred in connection with the defense of any litigation filed by a stockholder of the Company against the Company or the Company Board arising out of this Agreement or the Transactions.  The Maximum Transaction Expenses shall be reflected in the Transaction Expense Certification delivered to Parent by the Company and be certified as required under Section 6.11.

Section 7.3                                      Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver of the following conditions:

(a)                                  Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct at and as of the Closing (without regard to any qualifications therein as to materiality or material adverse effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as would not reasonably be expected to prevent or materially delay the consummation of the Merger.

(b)                                 Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects (or with respect to any obligation or agreement qualified by materiality or material adverse effect, in all respects) all obligations and agreements, and complied in all material respects with all covenants, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)                                  Officer’s Certificate.  Each of Parent and Merger Sub shall have furnished the Company with a certificate dated the Closing Date signed on its behalf by an executive officer to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4                                      Frustration of Closing Conditions.  Neither Parent or Merger Sub nor the Company may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied to excuse it from its obligations hereunder if such failure was caused by such party’s failure to comply with its obligations to consummate the Merger and the other Transactions, as required by and subject to Section 6.3.

ARTICLE VIII

TERMINATION

Section 8.1                                      Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any Stockholder Approval):

(a)                                  by mutual written consent of Parent, Merger Sub and the Company;

(b)                                 by either Parent or the Company if:

(i)                                     the Merger has not been consummated on or before November 15, 2010 (the “Outside Date”);

(ii)                                  a final and non-appealable restraining order, permanent injunction or other order issued by a Governmental Entity or other legal restraint or prohibition that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins the Company or Parent from consummating the Merger or any of the other Transactions; or

(iii)                               if the Special Meeting (including any adjournments and postponements thereof) shall have concluded without the Stockholder Approval having been obtained;

(c)                                  by Parent, if:

(i)                                     an Adverse Recommendation Change shall have occurred;

(ii)                                  (A) a breach of, or inaccuracy in, any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause any condition set forth in Section 7.2 not to be satisfied, and such condition is incapable of being cured or, if capable of being cured, shall not have been cured, within twenty (20) days after written notice thereof shall have been received by the Company or (B) an intentional breach of, or inaccuracy in, any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement in any material respect shall have occurred and that would cause any condition set forth in Section 7.2 not to be satisfied, and such condition is incapable of being cured or, if capable of being cured, shall not have been cured, within twenty (20) days after written notice thereof shall have been received by the Company; provided, however, Parent shall not be entitled to terminate this Agreement if (x) such breach has been cured prior to termination, (y) there shall be a material inaccuracy in any representation or warranty of Parent or Merger Sub contained in this Agreement or (z) Parent or Merger Sub shall be in breach of a covenant contained in this Agreement in any material respect;

(iii)                               there shall have been a material breach of Section 5.2; or

(iv)                              (A) the Credit Agreement shall have been amended or supplemented after the date hereof without the prior written consent of Parent, (B) the Company or any of its Subsidiaries shall have agreed to pay to the lenders under the Credit Agreement any fee or expense (however designated) not currently provided for in the Credit Agreement as of the date hereof, or (C) the obligations under the Credit Agreement shall have been accelerated or become due, or an event has occurred, whether with the passage of time or notice, that would give the lenders under the Credit Agreement the right to accelerate all or a portion of the obligations thereunder; or

(d)                                 by the Company, if:

(i)                                     the Company Board authorizes the Company, subject to complying with the terms of this Agreement (including without limitation Section 5.2(a) and Section 5.2(b)(iv)), to promptly enter into a binding written definitive agreement concerning a Superior Proposal; provided that concurrently with such termination, the Company pays the Termination Fee payable pursuant to Section 8.2(c); and provided further, that (i) the Company notifies Parent, in writing and at least four (4) Business Days prior to such termination, promptly of its intention to terminate this Agreement and to enter into a binding written definitive agreement concerning a Superior Proposal, attaching such definitive agreement, and (ii) if Parent makes an offer prior to the expiration of such four (4) Business Day period, the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the Superior Proposal continues to be a Superior Proposal in light of Parent’s offer; provided further, that in the event of any material revisions (it being understood and agreed that any amendment to the price shall be a material revision) to the Acquisition Proposal that the Company Board has determined to be a Superior Proposal or the definitive agreement concerning such Acquisition Proposal, the Company shall be required to deliver a new written notice to Parent at least four (4) Business Days prior to such termination; or

(ii)                                  a breach of, or inaccuracy in, any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred that would cause any condition set forth in Section 7.3 not to be satisfied if continuing on the Closing Date, and such condition is incapable of being cured or, if capable of being cured, shall not have been cured, within twenty (20) days after written notice thereof shall have been received by the Company; provided, however, the Company shall not be entitled to terminate this Agreement if (x) such breach has been cured prior to termination, (y) there shall be a material inaccuracy in any representation or warranty of the Company contained in this Agreement or (z) the Company shall be in breach of a covenant contained in this Agreement in any material respect.

Section 8.2                                      Effect of Termination.

(a)                                  If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no effect with no liability on the part of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided, however, that if such termination shall result from the (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, subject to Sections 8.2(e), (f) and (g), such party shall be liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure or breach; provided, however, further, that the provisions of Section 6.6, this Section 8.2, Article IX and Article X hereof and the provisions of the Confidentiality Agreement shall survive such termination.

(b)                                 Termination Fee.

(i)                                     If this Agreement is terminated by Parent pursuant to Section 8.1(c)(i) or Section 8.1(c)(iii) or by the Company pursuant to Section 8.1(d)(i), then the Company shall pay to Parent in immediately available funds $1,000,000 (the “Termination Fee”) plus up to the Expense Cap of Parent’s and Merger Sub’s reasonable Expenses, in the case of a termination by Parent, within one (1) Business Day after such termination and, in the case of a termination by the Company, immediately before and as a condition to such termination.

(ii)                                  If (A) this Agreement is terminated by Parent pursuant to Section 8.1(c)(ii)(B) or by Parent or the Company pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii), (B) after the date of this Agreement and prior to such termination, an Acquisition Proposal shall have been publicly announced or otherwise been communicated to the Company Board or its stockholders and (C) within 12 months following the date of such termination, the Company (I) enters into a definitive agreement with respect to an Acquisition Proposal, which Acquisition Proposal is subsequently consummated (whether or not such consummation occurs during such 12-month period), or (II) consummates a transaction contemplated by any Acquisition Proposal (provided that for purposes of this clause (C), each reference to “15%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay to Parent in immediately available funds, concurrently with the occurrence of the applicable event described in clause (C), the Termination Fee.

(iii)                               If (A) this Agreement is terminated by Parent pursuant to Section 8.1(c)(ii)(B), and (B) after the date of this Agreement and prior to such termination, an Acquisition Proposal shall have been publicly announced or otherwise been communicated to the Company Board or its stockholders, then the Company shall pay to

Parent in immediately available funds within one Business Day after such termination up to the Expense Cap of Parent’s and Merger Sub’s reasonable Expenses.

(c)                                  Parent Termination Fee.  Parent shall pay the Company a termination fee equal to $2,000,000 (the “Parent Termination Fee”) plus up to the Expense Cap of the Company’s reasonable Expenses in the event that as of the Outside Date all the conditions to the Merger set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than any conditions for which the failure to be so satisfied resulted from Parent’s or Merger Sub’s breach of any provision of this Agreement), and notwithstanding the foregoing, the Effective Time shall not have occurred due to a breach of this Agreement by Parent or Merger Sub, and this Agreement is subsequently terminated by the Company pursuant to Section 8.1(b)(i) or Section 8.1(d)(ii).  Any fee due under this Section 8.2(c) shall be paid by Parent by wire transfer of same-day funds within one (1) Business Day after the termination of this Agreement.

(d)                                 Other Costs and Expenses.  Parent and the Company acknowledge that the agreements contained in Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement.  Accordingly, if either party fails promptly to pay any amount due pursuant to this Section 8.2, such party shall also pay any costs and expenses incurred by the other party in connection with a legal action to enforce this Agreement that results in a judgment against such party that fails to pay any amount due pursuant to this Section 8.2 for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.

(e)                                  Subject to Section 8.2(d), Parent and the Company agree that, upon any termination of this Agreement under circumstances where the Termination Fee or Parent Termination Fee is payable pursuant to this Section 8.2 and such Termination Fee or Parent Termination Fee is paid in full, the parties hereto shall be precluded from any other remedy against the other parties, at law or in equity or otherwise, and neither the Company, Parent nor Merger Sub shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the other parties hereto or any of their Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or Affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby.

(f)                                    The Company’s right to receive payment of the Parent Termination Fee from Parent or the Guarantors pursuant to the Limited Guarantee in respect thereof shall be the sole and exclusive remedy of the Company and its Affiliates against Parent, Merger Sub, the Guarantors or any of their respective former, current or future general or limited partners, shareholders, managers, members, directors, officers, employees or Affiliates or their Representatives (collectively, the “Parent Related Parties”) for any loss suffered in connection with the Transactions, including, without limitation, as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise (“Company Damages”) and upon payment of such amount none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement (except that Parent shall also be obligated with respect to Section 8.2(d) and the Guarantors under the Limited Guarantee in respect of Section 8.2(d)).

(g)                                 Notwithstanding anything herein to the contrary, (i) the maximum aggregate liability of Parent and Merger Sub for all Company Damages (inclusive of the Parent Termination Fee), shall be limited to an amount equal to any amounts due under Section 8.2(c) plus any amounts that become due under Section 8.2(d) (the “Parent Liability Limitation”), and in no event shall the Company or any of its Affiliates seek (x) any Company Damages in excess of such amount, (y) any Company Damages in any amount if the Parent Termination Fee has been paid or (z) any other recovery, judgment, or damages of any kind, including equitable relief or consequential, indirect, or punitive damages, against Parent, Merger Sub, the Guarantors or any other Parent Related Parties in connection with this Agreement or the Merger and (ii) the Company acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, in each case with respect to Company Damages, any of the Parent Related Parties, through the Parent or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent against the Guarantors or any other Parent Related Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise, except for (A) its rights to recover the Parent Termination Fee or (B) Company Damages subject to the Parent Liability Limitation, from Parent or the Guarantors (but not any other Parent Related Party (including any general partner or managing member)) under and to the extent provided in the Limited Guarantee), in each case, subject to the Parent Liability Limitation and the other limitations described therein and herein.  Subject to the limitations contained herein and in the Limited Guarantee, recourse against Parent hereunder and the Guarantors under the Limited Guarantee shall be the sole and exclusive remedy of the Company and its Affiliates against the Guarantors and any other Parent Related Party in respect of any liabilities or obligations arising under, or in connection with, this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1                                      Amendment and Waivers.  Subject to applicable Law, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors, at any time prior to the Closing Date, whether before or after adoption of this Agreement by the stockholders of the Company and Merger Sub.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.  At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 9.2                                      Non-survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

Section 9.3                                      Expenses.  Except as set forth in Section 8.2, all fees, costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the Transactions are to be paid by the party incurring such fees, costs and expenses.

Section 9.4                                      Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 9.4 prior to 5:00 p.m. (Dallas, Texas time) on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Agreement later than 5:00 p.m. (Dallas, Texas time) on any date and earlier than 11:59 p.m. (Dallas, Texas time) on such date, (iii) one Business Day after being received, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.  The address for such notices and communications shall be as follows:

(a)                                  if to Parent or Merger Sub, to:

FP-EF Holding Corporation

c/o Francisco Partners

One Letterman Drive

Building C, Suite 410

San Francisco, CA 94129

Attention:  Ashutosh Agrawal and Tom Ludwig

Telephone No.: 415-418-2900

Facsimile No.: 415-418-2999

with a copy to:

Shearman & Sterling LLP

525 Market Street, Suite 1500

San Francisco, CA 94105

Attention: Michael J. Kennedy and Jeffrey C. Wolf

Telephone No.: 415-616-1100

Facsimile No.: 415-616-1199

(b)                                 if to the Company, to:

EF Johnson Technologies, Inc.

1440 Corporate Drive

Irving, Texas 75038

Telephone No.:   (972) 819-0219

Facsimile No.:   (937) 819-0201

Attention:                           Elaine Flud Rodriguez

Senior Vice President and General Counsel

with a copy to:

Haynes and Boone LLP

2323 Victory Avenue, Suite 700

Dallas, Texas 75219

Telephone No.:  (214) 651-5561

Facsimile No.:   (214) 200-0467

Attention:                           William R. Hays III, Esq.

Brian D. Barnard, Esq.

Section 9.5                                      Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which will constitute one instrument.

Section 9.6                                      Entire Agreement; No Third Party Beneficiaries.  This Agreement (including the schedules and annexes to this Agreement), and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.  Other than as provided in Section 6.7, nothing herein, express or implied, is intended to or shall confer upon any Person other than the parties to this Agreement and their permitted assigns any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.7                                      Severability.  Any term or provision of this Agreement that is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction or other Governmental Entity declares that any term or provision of this Agreement is invalid, void or unenforceable, the parties agree that the court asking such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 9.8                                      Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law of the Laws of the State of Delaware.

Section 9.9                                      Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties to this Agreement (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly-owned Subsidiary of Parent.  Any attempted assignment in violation of this Section 9.9 shall be void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.10                                Consent to Jurisdiction.

(a)                                  Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the state and federal courts of the State of Delaware in the event that any dispute arises out of this Agreement or any of the Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any other court.

(b)                                 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(b).

Section 9.11                                Specific Enforcement.  The Company agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  The parties accordingly agree that Parent will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or a Delaware state court, this being in addition to any other remedy to which Parent is entitled at law or in equity.  The Company acknowledges and agrees that it is not entitled to enforce specifically the terms and provisions of this Agreement.

ARTICLE X

DEFINITIONS; INTERPRETATION

Section 10.1           Cross References.  Each of the following terms is defined in the section set forth opposite such term.

Defined Term	Section

Adverse Recommendation Change	5.2(a)
Agreement	Preamble
Antitrust Laws	6.3(c)
Balance Sheet Date	3.23(a)
Cash and Indebtedness Statement	5.5
Certificate	2.1(a)
Certificate of Merger	1.3
Closing	1.2
Closing Date	1.2
Code	3.13(h)
Common Stock	3.4(a)
Company	Preamble
Company Board	3.2(a)
Company Charter Documents	3.1(c)
Company Damages	8.2(f)
Company Disclosure Letter	Article III, Preamble
Company Intellectual Property	3.15(a)
Company Permits	3.8
Company Plans	3.13(a)
Company Recommendation	3.2(c)
Company SEC Documents	3.5(a)
Company Stock Based Award Consideration	2.3(c)
Contingent Worker	3.12
Credit Agreement	5.1(vi)
D&O Insurance	6.7(b)
D&O Premium	6.7(b)
Dissenting Shares	2.4(a)
Effective Time	1.3
Exon-Florio	3.3
Financial Statements	3.5(c)
GAAP	3.4(b)
Governmental Bids	3.26(a)
Governmental Contracts	3.26(a)
Governmental Entity	3.3
Grant Date	3.4(b)
Guarantor	4.8(a)
HSR Act	3.3
Indemnified Parties	6.7(a)
Internal Controls	3.5(e)

Investor	4.8
IRS	3.13(b)
Leased Real Property	3.14(b)
Limited Guarantee	4.8(a)
Material Contract	3.9(xv)
Maximum Indebtedness	7.2(e)
Maximum Transaction Expenses	7.2(i)
Merger	1.1
Merger Consideration	2.1(a)
Merger Sub	Preamble
Minimum Cash Threshold	7.2(f)
Option Consideration	2.3(a)
Options	2.3(a)
Outside Date	8.1(b)(i)
Parent	Preamble
Parent Liability Limitation	8.2(g)
Parent Related Parties	8.2(f)
Parent Termination	8.2(c)
Paying Agent	2.2(a)
Payment Fund	2.2(a)
Pool	6.12
Preferred Stock	3.4(a)
Proxy Statement	3.10
Representatives	5.2(a)
Receivables	3.23(a)
Restraints	7.1(c)
RSU	2.3(b)
RSU Consideration	2.3(b)
Securities Act	3.5(a)
Shares	Recitals
Significant Customer	3.24
Solvency	4.7
Special Meeting	6.2(a)
Spreadsheet	6.9
Stockholder Approval	3.2(a)
Subsidiary Documents	3.1(c)
Superior Proposal	5.2(d)
Surviving Corporation	1.1
Termination Fee	8.2(b)(i)
Transaction Expense Certification	6.11
Transaction Expenses	6.11
Transactions	3.2(a)
Uncertificated Shares	2.1(a)

Section 10.2           Certain Terms Defined.  The following terms shall have the meanings set forth below for purposes of this Agreement:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal from any Third Party relating to (i) any acquisition, purchase, lease or license, direct or indirect, of 15% or more of the consolidated assets of the Company and its Subsidiaries or 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party’s beneficially owning 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company or (iii) any merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company.

“Action” means any claim, action, suit, proceeding or investigation by or before any Governmental Entity.

“Affiliates” has the meaning set forth in Rule 12b-2 of the Exchange Act.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by Law or Order to close.

“Cash” shall mean the Company’s cash and cash equivalents, excluding restricted cash.

“Company Products” means the Customer Offerings, but excluding (i) any component linked to or embedded in a Customer Offering which component was purchased from a Third Party and (ii) any products purchased from a Third Party and resold by the Company.

“Company Stock-Based Award” means each right of any kind, whether vested or unvested, contingent or accrued, to acquire or receive Company Common Stock (other than Company Stock Options or RSUs) or to receive benefits measured by the value of a number of Shares, that may be held, awarded, outstanding, credited, payable or reserved for issuance under the Company Stock Plan.

“Confidentiality Agreement” means the Confidentiality and Standstill Agreement, dated March 5, 2010, between the Company and Francisco Partners II, L.P. (the “Confidentiality Agreement”)

“Contract” shall mean any contract, subcontract, agreement, commitment, note, bond, mortgage, deed of trust, indenture, lease, sublease, license, sublicense, award, task order or other instrument, obligation or binding arrangement or understanding of any kind or character, whether oral or in writing.

“Customer Offerings”  means the products (and any associated or ancillary services) that the Company or its Subsidiaries (i) currently sells or licenses to third parties, (ii) has sold or licensed to third parties since January 1, 2007 or (iii) currently supports.

“DGCL” means the General Corporation Law of the State of Delaware.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, hypothecation, option to purchase or lease or otherwise acquire any interest, conditional sales agreement, adverse claim of ownership or use, title defect, easement, right of way, or other encumbrance of any kind.

“Environmental Laws” means all Laws relating to the protection of the environment, including the ambient air, soil, surface water or groundwater, or relating to the protection of human health from exposure to Materials of Environmental Concern.

“Environmental Permits” means all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expense Cap” means $500,000, unless this Agreement is terminated after the earlier to occur of (i) the thirtieth (30th) day following the filing of the Proxy Statement with the SEC or (ii) the mailing of the Proxy Statement to the stockholders of the Company, in which case the Expense Cap means $1,000,000.

“Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions.

“Indebtedness” shall mean, with respect to the Company and its Subsidiaries, (a) any liabilities for borrowed money or amounts owed or indebtedness issued in substitution for or exchange of indebtedness for borrowed money, (b) obligations evidenced by notes, bonds, debentures or other similar instruments, (c) obligations under leases (contingent or otherwise, as obligor, guarantor or otherwise) required to be accounted for as capitalized leases pursuant to GAAP, (d) obligations for amounts drawn under acceptances, letters of credit, contingent reimbursement liabilities with respect to letters of credit or similar facilities, (e) any liability for deferred purchase price of property or services, contingent or otherwise, as obligor or otherwise, other than accounts payable incurred in the ordinary course of business, (f) all guaranties and other contingent obligations in respect of liabilities for borrowed money of others and similar commitments relating to any of the foregoing items, (g) any performance bonds, and (h) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing; provided, however, that Indebtedness shall not include those items set forth in Section 10.2 of the Company Disclosure Letter, up to the amounts set forth next to each such item listed in Section 10.2 of the Company Disclosure Letter.

“Intellectual Property” means United States or foreign intellectual property, including (i) patents and patent applications, together with all reissues, continuations, continuations-in-part, divisionals, extensions and reexaminations thereof, (ii) trademarks, service marks, logos, trade names, corporate names, Internet domain names, trade dress, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) copyrights and copyrightable works and all applications and registrations in connection with any of the foregoing, (iv) inventions and discoveries (whether patentable or not), industrial designs, trade secrets, confidential information and know-how, (v) computer software (including databases and related documentation), (vi) uniform resource locators, web site addresses and Internet domain names and registrations therefore, (vii) moral and economic rights of authors and inventors and (viii) all other proprietary rights whether now known or hereafter recognized in any jurisdiction.

“Intervening Event” means a material event relating to the business of the Company and its Subsidiaries which is (i) unknown to the Company Board at or prior to the date of this Agreement (or if known, the magnitude or material consequences of which were not known or understood by the Company Board prior to the date of this Agreement) and (ii) becomes known to or by the Company Board prior to the Stockholder Approval; provided, however, that in no event shall the receipt of an Acquisition Proposal constitute an Intervening Event.

“Law” means any law, statute, code, ordinance, regulation or rule of any Governmental Entity.

“Knowledge”  means or has reference to, respectively, the actual knowledge of the executive officers (as defined in Rule 3b-7 of the Exchange Act) of the Company or Parent, as the case may be, after due inquiry with regard to matters covered or qualified by knowledge.

“Material Adverse Effect” means any event, circumstance, change, occurrence or state of facts that, individually or in the aggregate, (i) has a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole (other than events, circumstances, changes, occurrences or any state of facts relating to (A) changes in industries relating to the Company and its Subsidiaries in general and not specifically relating to the Company and its Subsidiaries, not having a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry or industries in which the Company operates; (B)  general legal, regulatory, political, business, economic, financial or securities market conditions in the United States or elsewhere (including fluctuations, in and of themselves, in the price of the Shares), (C) the negotiation, execution or the announcement of this Agreement, the undertaking and performance or observance of the obligations contemplated by this Agreement or necessary to consummate the Transactions (including adverse effects on the results of operations attributable to uncertainties associated with the period between the date hereof and the Closing Date) or the consummation of any Transaction (including the Merger), including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees, (D) acts of war, insurrection, sabotage or terrorism, not having a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry or industries in which the Company operates, (E) changes in GAAP or the accounting rules or regulations of the SEC, (E) the effect of incurring out-of-pocket expenses in connection with negotiating, entering into, performing or consummating the Transactions or (F) the failure, in and of itself, by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the causes underlying such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur) or (ii) prevents the Company from performing its obligations under this Agreement.

“Materials of Environmental Concern” means any hazardous, acutely hazardous, or toxic substance or waste defined or regulated as such under Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act and the federal Resource Conservation and Recovery Act.

“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Entity.

“Parent Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA but excluding any “multiemployer plan”) and each other material director and employee plan, program, agreement or arrangement, vacation or sick pay policy, fringe benefit plan, compensation, severance or employment agreement, stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or other equity-based plan, and bonus or other incentive compensation or salary continuation plan or policy contributed to, sponsored or maintained by Parent or Merger Sub or, after the Effective Time, the Surviving Corporation.

“Permitted Encumbrances” means: (i) Encumbrances that relate to Taxes, assessments and governmental charges or levies imposed upon the Company that are not yet due and payable or that are being contested in good faith by appropriate proceedings or for which reserves have been established on the most recent financial statements included in the Company SEC Documents, (ii) Encumbrances imposed by Law that relate to obligations that are not yet due and have arisen in the ordinary course of business, (iii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (iv) mechanics’, carriers’, workers’, repairers’ and similar Encumbrances imposed upon the Company arising or incurred in the ordinary course of business, (v) Encumbrances that relate to zoning, entitlement and other land use and environmental Laws, (vi) other imperfections or irregularities in title, charges, easements, survey exceptions, leases, subleases, license agreements and other occupancy agreements, reciprocal easement agreements, restrictions and other customary encumbrances on title to or use of real property, (vii) utility easements for electricity, gas, water, sanitary sewer, surface water drainage or other general easements granted to Governmental Entities in the ordinary course of developing or operating any Site, (viii) any Laws affecting any Site, (ix) any utility company rights, easements or franchises for electricity, water, steam, gas, telephone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon any of the Sites, (x) any encroachments of stoops, areas, cellar steps, trim and cornices, if any, upon any street or highway; provided, however, that in the case of clauses (v) through (x), none of the foregoing, individually or in the aggregate, materially adversely affect the continued use of the property to which they relate in the conduct of the business currently conducted thereon, (xi) as to any Leased Real Property, any Encumbrance affecting the interest of the lessor thereof, and (xii) any matters disclosed in reports delivered or made available to Parent by the Company prior to the date of this Agreement.

“Person” means a natural person, sole proprietorship, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated society or association, joint venture, Governmental Entity or other legal entity or organization.

“Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (ii) the Artistic License (e.g., PERL), (iii) the Mozilla Public License, (iv) the Netscape Public License, (v) the Sun Community Source License (SCSL), (vi) the Sun Industry Standards License (SISL), (vii) the BSD License, and (viii) the Apache License.

“SEC” means the United States Securities and Exchange Commission.

“Site” means each location where the Company or any Subsidiary of the Company conducts business, including each Leased Real Property.

“Stock Plans” means the Company’s 2005 Omnibus Incentive Compensation Plan, as mended, the 1996 Stock Incentive Plan, as amended, and the 1999 Non-Employee Director Stock Purchase Plan.

“Subsidiary” means, with respect to any party, any foreign or domestic corporation or other organization, whether incorporated or unincorporated, of which (a) such party or any other Subsidiary of such party is a general partner (excluding such partnerships where such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership) or (b) at least a majority of the securities or other equity interests having by their terms ordinary voting power to elect a majority of the directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of such party’s Subsidiaries, or by such party and one or more of its Subsidiaries.

“Tax” or “Taxes” means any and all federal, state, local and foreign taxes, payments due under any applicable abandoned property, escheat, or similar Laws, fees, levies, duties, tariffs, imposts and other charges or assessments of any king (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

“Tax Return” or “Tax Returns” means all federal, state, local and foreign tax returns, declarations, elections, claims for refund, statements, reports, schedules, forms and information returns, including any schedules or attachments thereto, and any amended tax return related to Taxes.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

Section 10.3           Other Definitional and Interpretative Provisions.  The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Terms defined in the singular in this Agreement shall also include the plural and vice versa.  The captions and headings herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.

Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  The phrases “the date of this Agreement,” “the date hereof” and phrases of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 10.4           Company Disclosure Letter.  Any matter disclosed in a particular section of the Company Disclosure Letter shall, should it be apparent on its face that it is also applicable to any other paragraph or section of the Agreement, but only if such applicability would be readily apparent to a reasonable person who has read that disclosure without any independent knowledge on the part of the reader regarding the matter(s) so disclosed, be considered disclosed with respect to such other paragraph or Section of the Agreement.  The provision of monetary or other quantitative thresholds for disclosure does not and shall not be deemed to create or imply a standard of materiality hereunder.

[Signatures on Following Page.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

FP-EF HOLDING CORPORATION

By:	/s/ Ashutosh Agrawal
	Name:	Ashutosh Agrawal
	Title:	President

FP-EF CORPORATION

By:	/s/ Ashutosh Agrawal
	Name:	Ashutosh Agrawal
	Title:	President

EF JOHNSON TECHNOLOGIES, INC.

By:	/s/ Michael E. Jalbert
	Name:	Michael E. Jalbert
	Title:	Chairman, CEO and President